As filed with the Securities and Exchange Commission on July 17, 1996


                                                    Registration No. 333-03807
 =============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                -------------


                               AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                                -------------



                               PEGASYSTEMS INC.
            (Exact name of Registrant as specified in its charter)

          Massachusetts                           7389
  (State or other jurisdiction of           (Primary Standard                         04-2787865
  incorporation or organization)               Industrial               (I.R.S. Employer Identification Number)
                                       Classification Code Number)

        101 Main Street, Cambridge, Massachusetts 02142 (617) 374-9600 (Address and Telephone Number of Registrant's Principal Executive Offices)
                                -------------

                                 ALAN TREFLER
                                  President
                               PEGASYSTEMS INC.
                               101 Main Street
                        Cambridge, Massachusetts 02142
                                (617) 374-9600
          (Name, Address and Telephone Number of Agent for Service)
                                -------------

                                  Copies to:

   ROBERT V. JAHRLING III, ESQ.               MARK G. BORDEN, ESQ.
       Choate, Hall & Stewart                JEFFREY A. STEIN, ESQ.
           Exchange Place                        Hale and Dorr
           53 State Street                      60 State Street
  Boston, Massachusetts 02109-2891      Boston, Massachusetts 02109-1816
           (617) 248-5000                        (617) 526-6000

                                -------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                -------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
 -----------------------------------------------------------------------------
 -----------------------------------------------------------------------------

                                PEGASYSTEMS INC.

                            CROSS-REFERENCE SHEET
                  Pursuant to Item 501(b) of Regulation S-K
                Showing Location in Prospectus of Information
                        Required by Part I of Form S-1

               Registration Statement Item and Caption                     Location in Prospectus

            ----------------------------------------------      ------------------------------------------------

1.         Forepart of the Registration Statement and          Outside front cover page of Prospectus
           Outside Front Cover Page of Prospectus

2.         Inside Front and Outside Back Cover Pages of        Inside front and outside back cover pages of
           Prospectus                                          Prospectus; Additional Information

3.         Summary Information, Risk Factors and Ratio of      Prospectus Summary; Risk Factors
           Earnings to Fixed Charges

4.         Use of Proceeds                                     Use of Proceeds

5.         Determination of Offering Price                     Outside front cover page; Underwriting

6.         Dilution                                            Dilution

7.         Selling Security Holders                            Principal and Selling Stockholders

8.         Plan of Distribution                                Outside front cover page; Underwriting

9.         Description of Securities to be Registered          Description of Capital Stock

10.        Interests of Named Experts and Counsel              Legal Matters; Experts

11.        Information with Respect to the Registrant          Prospectus Summary; Risk Factors; Use of
                                                               Proceeds; Dividend Policy; Capitalization;
                                                               Dilution; Selected Consolidated Financial Data;
                                                               Management's Discussion and Analysis of
                                                               Financial Condition and Results of Operations;
                                                               Business; Management; Certain Transactions;
                                                               Principal and Selling Stockholders; Description
                                                               of Capital Stock; Shares Eligible for Future
                                                               Sale; Consolidated Financial Statements

12.        Disclosure of Commission Position on                Not Applicable
           Indemnification for Securities Act
           Liabilities

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED JULY 17, 1996



                               3,400,000 Shares
                           [Pegasystems Inc. Logo]
                                 Common Stock
                          (par value $.01 per share)
                                 -------------

   Of the 3,400,000 shares of Common Stock offered hereby, 2,700,000 are being sold by Pegasystems Inc. ("Pegasystems" or the "Company") and 700,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

   Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $12.00 and $14.00. For factors to be considered in determining the initial public offering price, see
"Underwriting."

   See "Risk Factors" beginning on page 5 for certain considerations relevant to an investment in the Common Stock.

Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "PEGA."

                                -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -------------

                  Initial Public    Underwriting    Proceeds to     Proceeds to Selling
                  Offering Price    Discount (1)    Company (2)        Stockholders
Per Share        $                   $              $                 $
Total (3)                            $              $
                 $                                                    $

- -------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated to be $600,000.

(3) The Company has granted to the Underwriters an option for 30 days to purchase up to an additional 510,000 shares at the initial offering price per share, less the underwriting discount, solely to cover over-allotments, if any. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to
    Company will be $      , $       and $      , respectively. See
    "Underwriting."

                                -------------

  The shares offered hereby are offered by the several Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made at the
offices of Goldman, Sachs & Co., New York, New York, on or about         ,
1996.

Goldman, Sachs & Co.
  Cowen & Company
    Montgomery Securities

                                -------------

            The date of this Prospectus is                , 1996.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR
EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

P. 24--Illustration omitted:

Illustration, set over a map of the world, of the Company's three-tier, client/server environment. A central server is connected to three satellite servers, with rules and code replicated on all servers.

Foldout: Illustration omitted:

Illustration of the Pegasystems' "service backbone." A circle, revolving around customers, is divided into six segments corresponding to the customer service management functions supported by the Company's products, each segment containing labeled icons representing examples of such functions. In the "receiving" segment are icons representing computer inbound faxes, PegaView-ACE and Internet connections, high speed computer network links and shows computer screens demonstrating PegaView-ACE and Internet access; in the "reporting" segment, icons representing productivity, service and quality management, relational database interfaces and opportunity analysis; in the "resolving" segment, icons representing advisor checklists, system-driven processing and multi-currency accounting; in the "responding" icon, outbound faxes, internet electronic mail and personalized letters and automated followups; in the "researching" segment, icons representing on-line disks, micrographics and virtual archive opticals and tapes; and in the "routing" segment, prioritization and queuing, rule-driven workflow, electronic baskets and clustered work.

Inside cover: Illustration omitted:

Illustration of dispersed departments of an organization interacting with customers contacting the organization through various means, each such department connected to the organization's integrated service backbone, which is represented by a circle divided into six segments corresponding to the customer management functions supported by the Company's products support (receiving, reporting, resolving, responding, researching and routing).

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                 The Company

   Pegasystems develops customer service management software to automate customer interactions across transaction-intensive enterprises. Many of the world's largest banks, mutual funds and credit card organizations use the Company's solutions to integrate, automate, standardize and manage a broad array of mission-critical customer service activities, including account set-up, record retrieval, correspondence, disputes, investigations and adjustments. The Company's systems can be used by thousands of concurrent users to manage customer interactions and to generate billions of dollars a day in resulting transactions. Work processes initiated by the Company's systems are driven by a highly adaptable "rule base" defined by the user-organization for its specific needs. The rule base facilitates a high level of consistency in customer interactions, yet drives different processes depending on the customer profile or the nature of the request. The Company's open, multi-tier, client/server systems operate on a broad variety of platforms, including UNIX, Windows/NT and IBM/MVS. The Company offers consulting, training and support services to facilitate the use of its solutions.

   Intensifying competition is forcing businesses to reduce costs while focusing on customer service management as an important means of differentiation. Due to the volume and precise nature of their transactions, it is especially critical for financial services organizations to implement cost-effective systems to manage customer interactions accurately and efficiently. The Company's solutions provide a service backbone that drives intelligent processing and seamlessly integrates an organization's geographically dispersed and product specific service operations and isolated computer systems. By bridging these "islands of automation" within large organizations, the Company's solutions increase the efficiency of service representatives and enable organizations to address multiple customer needs during a single contact.

   The Company's objective is to become the leading provider of mission-critical client/server customer service management software to organizations performing a high volume of complex interactions with demanding customers. To achieve this objective, the Company is pursuing a number of strategies, including expanding its marketing to additional business units within its existing customers; leveraging its relationships and expertise with large financial services organizations to penetrate the medium-sized financial services market; targeting markets outside of financial services which have similar customer service management needs; and developing standard product templates to facilitate the more rapid implementation of its solutions.

   The Company markets its software and services primarily through a direct sales force which consisted of six people as of April 30, 1996. The Company intends to increase substantially the size of its sales force, which will be necessary if the Company is to achieve significant revenue growth in the future.

   The Company was incorporated in the Commonwealth of Massachusetts in April 1983 and has been profitable in each quarter since the first quarter of 1985.

   The Company's principal executive offices are located at 101 Main Street, Cambridge, Massachusetts 02142, and its telephone number is (617) 374-9600.

   Pegasystems, PegaCARD, PegaCLAIMS, PegaSHARES, PegaTRACE, PegaINDEX, PegaPRISM, PegaREELAY, PegaSEARCH, PegaVIEW-ACE, PegaSTAR, Integrated Service Backbone, Service Excellence Through Automation, and Virtual Archive are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                                  The Offering

Common Stock offered by the Company                       2,700,000 shares
Common Stock offered by the Selling Stockholders             700,000 shares
Common Stock to be outstanding after the offering         26,290,800 shares (1)
Use of proceeds by the Company                            For general corporate purposes, including working
                                                          capital, product development, capital expenditures
                                                          and possible acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol                    PEGA

- -------------

(1) Based on the number of shares of Common Stock outstanding on May 13, 1996, plus 100,800 shares of Common Stock issuable upon exercise of stock options to be exercised immediately prior to the closing of this offering. Excludes 2,308,200 shares of Common Stock issuable upon exercise of stock options outstanding as of May 13, 1996, at a weighted average exercise price of $2.60 per share, of which options to purchase 487,950 shares were then exercisable. See "Capitalization" and "Management--Stock Plans."

                     Summary Consolidated Financial Data
                    (in thousands, except per share data)



                                                                         Three Months
                                                                            Ended
                                           Year ended December 31,        March 31,
                                          --------------------------   ----------------
                                          1993      1994      1995      1995     1996
                                          ------    ------    ------    -----   -------
Consolidated Statement of Income
  Data:
Total revenue                           $10,212   $16,263   $22,247  $ 4,005    $ 4,941
Income from operations                      793     2,236     3,257        3        451
License interest income                   1,305     1,457     1,486      370        368
Net income                                1,233     2,193     2,878      224        481
Net income per common and common
  equivalent share                      $  0.05   $  0.09   $  0.11  $  0.01    $  0.02
Weighted average number of common and
  common equivalent shares
  outstanding                            24,231    24,102    25,551   25,600     25,505




                                           March 31, 1996
                                       -----------------------
                                                 As Adjusted
                                       Actual          (1)
                                       ------   --------------
Consolidated Balance Sheet Data:
Cash and cash equivalents             $ 2,644      $33,318
Working capital                         6,952       38,356
Long-term license installments, net    11,444       11,444
Total assets                           26,555       57,228
Long-term debt                            672         --
Stockholders' equity                   15,136       47,212

- -------------

(1) Gives effect to (i) the sale of the 2,700,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company, and gives effect to the anticipated application of the net proceeds therefrom, and (ii) the exercise of stock options to purchase 100,800 shares of Common Stock at an exercise price of approximately $0.33 per share, which exercise will occur immediately prior to the closing of this offering. See "Use of Proceeds" and "Capitalization."


Unless otherwise indicated herein, all information in this Prospectus (i) has been adjusted to give effect to a 15-for-1 split of the outstanding Common Stock, in the form of a stock dividend, effective December 9, 1994, (ii) has been adjusted to give effect to an amendment and restatement of the Company's Articles of Organization (the "Restated Articles"), effective July 10, 1996, providing for, among other things, the creation of a new undesignated class of Preferred Stock, (iii) has been adjusted to give effect to a 3-for-1 split of the outstanding Common Stock, in the form of a stock dividend, effective
July 10, 1996, and (iv) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                  RISK FACTORS

   In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating an investment in the Common Stock offered by this Prospectus.

Potential Fluctuations in Quarterly Results; Seasonality

   The Company's revenue and operating results have varied considerably in the past, and are likely to vary considerably in the future. Such fluctuations may be particularly pronounced because a significant portion of the Company's revenue in any quarter is attributable to product acceptances or license renewals by a relatively small number of customers, and reflects the Company's policy of recognizing license fee revenue upon product acceptance or license renewal in an amount equal to the present value of the total committed license payments due during the initial license term or renewal period, as the case may be. Product acceptance is preceded by an implementation period, typically ranging from three to six months but in some cases significantly longer, and by a lengthy sales cycle. The Company's sales cycle is subject to a number of significant risks over which the Company has little or no control, including customers' budgeting constraints and internal authorization reviews. Product implementation may be delayed for a variety of reasons including unforeseen technical problems and changes dictated by the customer in the scope or schedule of the implementation. Other factors contributing to fluctuations in the Company's revenue and operating results include changes in the level of operating expenses, demand for the Company's products and services, the introduction of new products and product enhancements by the Company and its competitors, competitive conditions in the industry and general economic conditions. The Company budgets its product development and other expenses anticipating future revenue. If revenue falls below expectations, the Company's business, operating results and financial condition are likely to be materially and adversely affected because only a small portion of the Company's expenses vary with its revenue. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon to predict future performance. There can be no assurance that the Company will be able to maintain profitability on an annual or quarterly basis.

   The Company's business has experienced and may continue to experience significant seasonality. In recent years the Company has recognized a greater percentage of its revenue in its third and fourth quarters than in the first and second quarters due to the Company's sales commission structure and the impact of that structure on the timing of product acceptances and license renewals by customers. This pattern is reinforced by the Company's maintenance contracts, which entitle customers to, among other things, a fixed number of hours of service per calendar year. Once the annual allotment of service hours is exhausted, customers pay for additional services on an hourly basis, typically resulting in higher services revenue in the Company's second, third and fourth quarters.

   Due to the foregoing factors, it is likely that in some future quarters the Company's operating results will fall below the expectations of the Company, market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on New Products; Rapid Technological Change; Product Development and Implementation Risks

   The market for customer management software and related consulting and training services is subject to rapid technological change, changing customer needs and preferences, frequent new product introductions, and evolving programming languages and industry standards that may render existing products and services obsolete. The Company's position in its current market or other markets that it may enter could be eroded rapidly by product advances. The life cycles of the Company's products are difficult to estimate, and the Company's growth and future performance will depend in part upon its ability to enhance existing products, and to develop and introduce new products that keep pace with technological advancements, meet changing customer requirements, respond to competitive products, and achieve market acceptance. The Company's product development efforts require and are expected to continue to require substantial investments by the Company for research, refinement and testing, and there can be no assurance that the Company will have the resources sufficient to make such investments. The Company has in the past experienced developmental delays, and there can be no assurance that the

Company will not experience difficulties which would delay or prevent the successful development, introduction or implementation of new or enhanced products. In addition, there can be no assurance that such products will meet the requirements of the marketplace and achieve market acceptance, or that the Company's current or future products will conform to changing industry requirements. If the Company is unable for technological or other reasons to develop, introduce or implement new or enhanced products in a timely and effective manner, the Company's business, operating results and financial condition could be materially and adversely affected.

   Products as complex as the Company's may contain errors that may be detected at any point in the products' life cycles. In the past, the Company has discovered certain errors in its products and has experienced shipping delays while such errors were corrected. Such errors have also required the Company to ship corrected products to existing customers. There can be no assurance that errors will not be found in the future resulting in the loss of, or delay in, market acceptance and/or sales and revenue, diversion of development resources, injury to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products" and "--Product Development."

Computing Platform Shift; Compatibility with Third Party Relational Databases

   The majority of large financial services organizations have traditionally used IBM MVS or Digital Equipment Corporation VMS systems for transaction processing. Increasingly, however, such organizations are migrating towards more open UNIX and Windows/NT server operating systems to meet their transaction processing requirements. Responding to this trend, and while continuing to support its core IBM and Digital Equipment Corporation platforms, the Company commenced efforts in 1992 to evolve versions of its products to use the C++ programming language and run on a variety of open platforms. In December 1995, for the first time one of the new C++ versions of the Company's products was used in production by a customer of the Company. The Company has since shipped new C++ versions of its products for use on RS 6000/AIX and Windows/NT platforms and has brought two RS 6000/AIX C++ systems into initial production use. The Company is actively working with customers to bring additional installations of these products into production. There can be no assurance that the new versions of the Company's products will meet the requirements of the marketplace and achieve market acceptance, or that organizations will not migrate to other computing platforms not supported by the Company. Moreover, there can be no assurance that, notwithstanding the benefits of the new versions of the Company's products, some of the Company's existing customers may choose not to migrate to UNIX and Windows/NT systems. In such event, the Company may be required to support both the old and new versions of its products, which could have a material adverse effect on its business, operating results and financial condition.

   The Company believes that the compatibility of customer service management software systems with popular relational databases is an important factor in the purchase decision of many organizations. Consequently, the Company recently developed (and will shortly ship) Windows/NT and RS 6000/AIX versions of its software capable of storing work items in Oracle relational databases, and is working to develop similar capabilities for other versions of its software with other third party relational databases, such as Microsoft's SQL Server. There can be no assurance that the Company will not experience difficulties which would delay or prevent the successful development or introduction of these additional capabilities. Any such difficulty could have a material and adverse effect on the Company's business, operating results and financial condition. See "Business--Product Development."

Dependence on the Financial Services Market; Industry Consolidation

   The Company has derived all of its revenue to date from customers in the financial services market, and the Company's future growth depends, in large part, upon increased sales to this market. The financial condition of the Company's customers and their willingness to pay for the Company's products and services are affected by competitive pressures, decreasing operating margins within the industry, currency fluctuations, active geographic expansion and deregulation. The Company believes that its customers' purchasing patterns are somewhat discretionary. As a result, demand for the Company's products and services could be affected by the condition of the financial services market or a deterioration in economic or market conditions generally.

   The financial services market is undergoing intense domestic and international consolidation. In recent years, several customers of the Company have been merged or consolidated out of independent existence, and there is no assurance that the Company will not experience declines in revenue occasioned, in whole or in part, by future mergers or consolidations. Any decline in the demand for the Company's products would have a material, adverse effect on the Company's business, operating results and financial condition. See "Business--Customers."

Uncertainty of Growth into other Markets

   As part of its growth strategy the Company is exploring the possibility of applying its technology to the customer service management requirements of markets other than financial services, such as insurance, medical, utilities and retail. The Company believes that in connection with such efforts it will be necessary for the Company to hire additional personnel with expertise in these other markets. There can be no assurance that the Company will be successful in adapting its technology to these other markets or in attracting and retaining personnel with the necessary industry expertise. The inability of the Company to penetrate these other markets could have a material adverse effect on its business, operating results and financial condition. See "Business--Business Strategy."

Risks of Customer License Non-Renewal

   To date, a substantial majority of the Company's licenses have been renewed upon expiration. Revenue attributable to license renewals accounted for 32%, 26% and 28% of the Company's total revenue in 1993, 1994 and 1995, respectively, and in each period was attributable to a relatively small number of customers. There can be no assurance that a substantial majority of the Company's customers will continue to renew expiring licenses; any such non-renewal would require the Company to obtain revenue from other sources in order to achieve its revenue targets. A decrease in the Company's license renewal rate without offsetting revenue from other sources would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Customers" and Notes 1 and 8 of Notes to Consolidated Financial Statements.

Control by Existing Stockholders

   Upon completion of this offering, Alan Trefler, the Company's President and a member of its Board of Directors, will own approximately 84% of the Company's outstanding Common Stock (83% if the over- allotment option granted to the Underwriters is exercised in full). As of May 13, 1996, there were outstanding options to purchase 2,409,000 shares of the Company's Common Stock, of which options to purchase 588,750 shares were then exercisable. Assuming the exercise of all such outstanding options, Mr. Trefler would own approximately 77% of the outstanding Common Stock (76% if the over-allotment option granted to the Underwriters is exercised in full). There can be no assurance that any such stock options will be exercised. Accordingly, Mr. Trefler will be able to control the Company through his ability to determine the outcome of elections of the Company's directors, amend the Company's Restated Articles of Organization and Restated By-laws and take certain other actions requiring the vote or consent of stockholders of the Company. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders."

Dependence on Key Personnel

   The Company's future success depends to a significant extent on Mr. Trefler, its other executive officers and certain technical, managerial, consulting, sales and marketing personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's business, operating results and financial condition. None of the Company's executive officers has entered into an employment contract with the Company, although each is subject to a non-disclosure and non-competition agreement with the Company. The Company does not have, and is not contemplating securing, any significant amount of key-man life insurance on any of its executive officers or other key employees. The Company believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled technical, managerial, consulting, sales and marketing personnel. In particular, delays in hiring and training qualified sales personnel would adversely affect the Company's operating results due to the substantial time period between the identification of new customers and the successful implementation and acceptance of the Company's products by those customers. Because developing, selling and maintaining the Company's products requires extensive knowledge of computer hardware and operating systems, programming languages and application software, the number of qualified potential employees is limited. Moreover, competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to continue to grow and operate profitably.



Intense Competition

   The market for customer service management software and related consulting and training services is relatively new, intensely competitive and highly fragmented. The Company encounters significant competition from internal information systems departments of potential or existing customers that develop custom software. The Company also competes with companies that target the customer interaction or workflow markets, and professional services organizations that develop custom software in conjunction with rendering consulting services. Such competitors vary in size and in the scope and breadth of products and services offered. The Company anticipates increased competition for market share and pressure to reduce prices and make sales concessions, which could materially and adversely affect the Company's business, operating results and financial condition.

   Many of the Company's competitors have greater resources than the Company, and may be able to respond more quickly and efficiently to new or emerging technologies, programming languages or standards, or to changes in customer requirements or preferences. Many of the Company's competitors can devote greater managerial or financial resources than the Company can to develop, promote and distribute customer service management software products and provide related consulting and training services. There can be no assurance that the Company's current or future competitors will not develop products or services which may be superior in one or more respects to the Company's or which may gain greater market acceptance. Some of the Company's competitors have established or may establish cooperative arrangements or strategic alliances among themselves or with third parties, thus enhancing their abilities to compete with the Company. It is likely that new competitors will emerge and rapidly acquire market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that the competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition. See "Business--Competition."

Management of Growth

   The growth in the size, geographic scope and complexity of the Company's business and the expansion of its product offerings and customer base have placed and are expected to continue to place a significant strain on the Company's management, operations and capital needs. The Company's continued growth, if any, will require it to hire, train and retain many employees both in the United States and abroad, particularly additional sales and financial personnel, and will also require the Company to enhance its financial and managerial controls and reporting systems. There is no assurance that the Company can manage its growth effectively or that the Company will be able to attract and retain the necessary personnel to meet its business challenges. If the Company is unable to manage its growth effectively, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business--Business Strategy" and "--Sales and Marketing."

Risks Associated with International Operations; Currency and Other Risks

   Sales to customers headquartered outside of the United States represented approximately 24% and 10% of the Company's total revenue in 1994 and 1995, respectively. The Company, in part through its wholly-owned subsidiary based in the United Kingdom, markets products and renders consulting and training services to customers based in Canada, the United Kingdom, France, Switzerland, Ireland and

Luxembourg. The Company is in negotiations with potential customers based in other foreign countries, and may establish a physical presence in continental Europe, Australia or elsewhere in the Pacific Rim. The Company believes that its continued growth will necessitate expanded international operations requiring a diversion of managerial attention and financial resources. The Company anticipates hiring additional personnel to accommodate international growth, and the Company may also enter into agreements with local distributors, representatives or resellers. If the Company is unable to do one or more of these things in a timely manner, the Company's growth, if any, in its foreign operations will be restricted, and the Company's business, operating results and financial condition could be materially and adversely affected.

   In addition, there can be no assurance that the Company will be able to maintain or increase international market demand for its products. Most of the Company's international sales are denominated in U.S. dollars. Accordingly, any appreciation of the value of the U.S. dollar relative to the currencies of those countries in which the Company distributes its products may place the Company at a competitive disadvantage by effectively making its products more expensive as compared to those of its competitors.

   Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, increased tariffs and other trade barriers, the costs of localizing products for local markets and complying with local business customs, longer accounts receivable patterns and difficulties in collecting foreign accounts receivable, difficulties in enforcing contractual and intellectual property rights, heightened risks of political and economic instability, the possibility of nationalization or expropriation of industries or properties, difficulties in managing international operations, potentially adverse tax consequences (including restrictions on repatriating earnings and the threat of "double taxation"), enhanced accounting and internal control expenses, and the burden of complying with a wide variety of foreign laws. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's foreign operations, and, consequentially, the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

Dependence upon Proprietary Rights; Risks of Infringement

   The Company's success is heavily dependent upon its ability to protect its proprietary technology. To protect its proprietary rights, the Company relies on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements. The Company also has one United States patent application pending. However, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, many countries' laws do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third party copying, use or exploitation, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

   Attempts may be made to copy or reverse engineer aspects of the Company's products, or to obtain, use or exploit information or methods which the Company deems proprietary. Additionally, there can be no assurance that the Company's customers and others will not develop products which infringe upon the Company's rights, or that compete with the Company's products. Policing the use of the Company's products is difficult and expensive, and there is no assurance that such efforts would prove effective. Litigation or other action may be necessary in the future to enforce the Company's proprietary rights, to seek and confirm patent protection for the Company's technologies, or to determine the validity and scope of the proprietary rights of others. The Company expects that its software products may increasingly be subject to claims as the number of products and competitors in the Company's markets grows and the functionality of such products overlaps. Such litigation or proceedings, whether or not meritorious, could result in substantial costs and diversions of resources and management's attention, and could have a material adverse impact on the Company's business, operating results and financial condition. See "Business--Intellectual Property and Licenses."

Reliance on Certain Relationships

   The Company has a number of third party relationships that are significant to its sales, marketing and support activities and product development efforts. The Company relies upon relational database management systems applications and development tool vendors, software and hardware vendors, and consultants to provide marketing and sales opportunities for the Company's direct sales force, and strengthen its product offerings through the use of industry-standard tools and utilities. The Company's strategy in entering into these relationships is to keep pace with the technological and marketing developments of major software vendors, and to acquire technical assistance for the Company's product development efforts. There can be no assurance that these companies, most of which have significantly greater financial and marketing resources than the Company, will not develop or market software products which compete with the Company's products in the future or will not otherwise discontinue their relationships with or support of the Company. The failure of the Company to maintain its existing relationships, or to establish new relationships in the future, because of a divergence of interests, acquisition of one or more of these third parties, or for any other reason, could have a material adverse effect on the Company's business, results of operations and financial condition.

Product Liability; Warranty Claims

   The Company's license agreements with its customers typically contain provisions intended to limit the nature and extent of the Company's liability for product liability claims or claims arising from breaches of warranties. There is no assurance that such limitations would withstand judicial scrutiny or that they would bind a party not in direct privity with the Company. Furthermore, some of the Company's licenses with its customers are governed by laws other than those of the United States, and there is no assurance that purported limitations on liability would be enforced were foreign law to govern. Although the Company has not experienced any material product liability claims to date, the license and support of products by the Company and the incorporation of third party products and components may entail the risk of such claims. A product liability suit or action claiming a breach of warranty, whether or not meritorious, could result in substantial costs and a diversion of management's attention and the Company's resources, which costs and diversion could have a material adverse effect on the Company's business, operating results and financial condition. Additionally, a suit alleging a product defect or a breach of an express or implied warranty, if successful, may also have an adverse precedential effect on other or future actions.

Lack of Prior Dividends; No Plans to Pay Dividends in the Foreseeable Future

   The Company has never declared or paid cash dividends and does not anticipate paying cash dividends in the foreseeable future. The Company's current bank line prohibits payment of dividends without the bank's consent.

Immediate and Substantial Dilution

   Purchasers of shares of Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value of $11.22 per share of the Common Stock from the initial public offering price. See "Dilution" and "Capitalization."

Potential Adverse Effects of Anti-Takeover Provisions; Possible Issuance of Preferred Stock


   The Company's Restated Articles of Organization (the "Restated Articles") and Restated By-Laws contain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. The Restated Articles and Restated By-Laws provide that a stockholder seeking to have business conducted at a meeting of stockholders must give notice to the Company not less than 90 days prior to the scheduled meeting. The Restated By-Laws further provide that a special stockholders meeting may be called by the president or the Board of Directors or upon the request of stockholders holding at least 40% of the voting power of the Company. The Restated Articles and Restated By-Laws provide for a classified Board of Directors, and for the removal of directors only for cause upon the affirmative vote of the holders of a majority of the shares entitled to vote. Moreover, upon completion of this offering, the Company will be subject to an anti-takeover provision of the Massachusetts General Laws which prohibits, subject to certain exceptions, a holder of 5% or more of the outstanding voting stock of a corporation from engaging in certain transactions with the corporation, including a merger or stock or asset sale. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of preventing changes in the management of the Company. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock."

Shares Eligible for Future Sale

   Sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. On the date of this Prospectus, in addition to the 3,400,000 shares offered hereby, 12,000 shares of Common Stock will be eligible for future sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Beginning 90 days after the date of this Prospectus, an additional 139,500 shares will become eligible for sale in the public market, pursuant to Rules 144 and 701 under the Securities Act. Upon the expiration of lock-up agreements between certain stockholders of the Company and the representatives of the Underwriters 180 days after the date of this Prospectus, an additional 22,739,300 shares will become eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. The representatives of the Underwriters may waive some or all of the provisions of such lock-up agreements on a case-by-case or general basis, all without notice to the Company, its stockholders or any market on which the Common Stock may then be trading. See "Shares Eligible for Future Sale" and "Underwriting."

   Shortly after the date of this Prospectus, the Company intends to file a Form S-8 registration statement under the Securities Act registering approximately 5,750,000 shares of Common Stock issuable under the Company's stock plans. As of May 13, 1996, giving effect to the exercise of options for the purchase of 100,800 shares immediately prior to the closing of this offering, options to purchase a total of 2,308,200 shares were outstanding (of which 487,950 were then exercisable) and 3,341,000 shares were reserved for future issuance under such stock plans. See "Shares Eligible for Future Sale."

No Prior Trading Market; Potential Volatility of Stock Price

   Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price to be negotiated between the Company, the Selling Stockholders and the representatives of the Underwriters may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, the gain or loss of significant contracts, announcements of technological developments or new products by the Company and its competitors, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions. In addition, the stock market has experienced volatility that has particularly affected the market prices for the stock of many technology companies and that often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting."

                                USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 2,700,000 shares of Common Stock offered by the Company pursuant to this offering are estimated to be $32,043,000 ($38,209,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $13.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company. The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock, to increase the visibility of the Company in the marketplace and to facilitate future access by the Company to public equity markets.

   The Company anticipates using the net proceeds from this offering to repay the Company's existing bank indebtedness and for general corporate purposes. At March 31, 1996, the Company's bank indebtedness consisted of four term promissory notes in the aggregate principal amount of $1,402,000, which are due December 1996 ($155,000), November 1997 ($211,000), June 1998 ($885,000)
and December 1998 ($151,000). Interest accrues on such loans at the bank's prime rate (8.25% at March 31, 1996) plus 0.5% per annum. The proceeds of such loans were used by the Company primarily to acquire capital equipment.

   The Company may seek acquisitions of businesses, products and technologies that are complementary to those of the Company, and a portion of the net proceeds may be used for such acquisitions. While the Company engages from time to time in discussions with respect to potential acquisitions, the Company has no plans, commitments or agreements with respect to any such acquisitions as of the date of this Prospectus, and there can be no assurance that any such acquisitions will be made. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

                               DIVIDEND POLICY

   The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. The Company's current loan agreement with a bank prohibits the payment of dividends without the bank's consent.

                                 CAPITALIZATION

   The following table sets forth the capitalization of the Company as of March 31, 1996 and as adjusted to give effect to the sale of 2,700,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the receipt and application of the proceeds therefrom, after deducting the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds." This information should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.


                                                            March 31, 1996
                                                         ---------------------
                                                                    Adjusted
                                                          Actual       (1)
                                                          ------   -----------
                                                         (in thousands except
                                                          share-related data)
Long-term debt, less current maturities                 $   672         --
Stockholders' equity
 Common Stock, $.01 par value, 45,000,000 shares
  authorized, 23,490,000 shares issued and
  outstanding (actual); and 26,290,800 shares issued
  and outstanding (as adjusted) (2) (3)                     235      $   263
Additional paid-in capital                                  106       32,154
Deferred compensation                                       (86)         (86)
Retained earnings                                        15,003       15,003
Cumulative foreign currency translation adjustment         (122)        (122)
                                                        -------      --------
  Total stockholders' equity                             15,136       47,212
                                                        -------      --------
   Total capitalization                                 $15,808      $47,212
                                                        =======      ========


- -------------

(1) Adjusted to give effect to the sale of 2,700,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company, and the anticipated application of the net proceeds therefrom.

(2) Includes 100,800 shares of Common Stock issuable upon exercise of stock options to be exercised immediately prior to the closing of this offering.

(3) Excludes 2,308,200 shares of Common Stock issuable pursuant to the exercise of options outstanding at May 13, 1996, of which options to purchase 487,950 shares were then exercisable. See "Management--Stock Plans."

DILUTION

   The net tangible book value of the Company at March 31, 1996 was $14,814,418 or $0.63 per share of Common Stock, after giving effect to the anticipated exercise of options to purchase 100,800 shares of Common Stock immediately prior to the closing of this offering. Net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale by the Company of the 2,700,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share, and after deducting the estimated underwriting discount and offering expenses, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $46,857,418 or $1.78 per share of Common Stock. This represents an immediate increase in such pro forma net tangible book value of $1.15 per share to existing stockholders and an immediate dilution of $11.22 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be, respectively, greater or less. The following table illustrates this per share dilution:

 Assumed initial public offering price per share                                          $13.00
 Net tangible book value per share as of March 31, 1996                          $0.63
 Increase per share attributable to new investors                                $1.15
                                                                                 -----
Pro forma net tangible book value per share as of March 31, 1996 after
  offering                                                                                  1.78
                                                                                          ------
Net tangible book value dilution per share to new investors                               $11.22
                                                                                          ======

   The following table summarizes on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing stockholders and by new investors (assuming an initial public offering price of $13.00 per share):

                                        Shares Purchased      Total Consideration
                                       -------------------    --------------------
                                                                                     Average Price
                                        Number     Percent      Amount     Percent      Per Share
                                       --------    -------    ----------   -------   -------------
Existing stockholders (1) (2)         23,590,800      90%    $   107,728      0.3%       $0.005
New investors (1)                      2,700,000      10      35,100,000     99.7        $13.00
                                      ----------     ---     -----------    -----        ------
Total                                 26,290,800     100%    $35,207,728    100.0%
                                      ==========     ===     ===========    =====

- -------------

(1) Sales by Selling Stockholders in this offering will reduce the number of shares of Common Stock held by existing stockholders to 22,890,800 shares, or 87% of the total number of shares of Common Stock to be outstanding after this offering (85% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares of Common Stock held by new investors to 3,400,000, or 13% of the total number of shares to be outstanding (3,910,000 shares or 15% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."
(2) Includes 100,800 shares of Common Stock issuable upon exercise of stock options to be exercised immediately prior to the closing of this offering at an exercise price of approximately $0.33 per share.

   As of May 13, 1996, there were options outstanding to purchase 2,409,000 shares of Common Stock under the Company's 1994 Long-Term Incentive Plan at a weighted average exercise price of $2.51 per share, of which options to purchase 588,750 shares were then exercisable. To the extent any such options are exercised (other than those referred to in note (2) to the above table), there will be further dilution to the new investors. In addition, on May 13, 1996, the Company's Board of Directors adopted the 1996 Non- Employee Director Stock Option Plan (the "Director Plan") and the 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"); and 250,000 shares and 500,000 shares have been reserved for issuance under the Director Plan and the Stock Purchase Plan, respectively. The issuance of shares under these plans is not reflected in the preceding tables. See "Management--Stock Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data at December 31, 1994 and 1995 and for the three years ended December 31, 1995, are derived from consolidated financial statements of Pegasystems Inc., which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data at December 31, 1991 and 1992 and for each of the two years ended December 31, 1992, are derived from consolidated financial statements of the Company audited by Ernst & Young LLP but not included in this Prospectus. The selected consolidated financial data presented below at and for the three months ended March 31, 1995 and 1996 are derived from the Company's unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year or for any future period. The data presented below should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                         Three Months
                                                                                            Ended
                                                  Year Ended December 31,                 March 31,
                                        --------------------------------------------   ----------------
                                        1991     1992     1993      1994      1995      1995     1996
                                        -----    -----    ------    ------    ------    -----   -------
                                                    (in thousands, except per share data)
Consolidated Statement of Income
  Data:
Total revenue                        $ 7,784  $ 8,963   $10,212   $16,263   $22,247  $ 4,005    $ 4,941
Income from operations                 1,858    1,944       793     2,236     3,257        3        451
License interest income                  987    1,220     1,305     1,457     1,486      370        368
Net income                             1,791    1,867     1,233     2,193     2,878      224        481
Net income per share                 $  0.07  $  0.08   $  0.05   $  0.09   $  0.11  $  0.01    $  0.02
Weighted average common and common
  equivalent shares outstanding       24,471   24,471    24,231    24,102    25,551   25,600     25,505



                                                                                      March
                                                      December 31,                    31,
                                        -----------------------------------------    --------
                                        1991     1992     1993     1994     1995      1996
                                        -----    -----    -----    -----    -----    --------
                                                                (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents             $    80  $   336  $   435  $   456  $   511    $ 2,644
Working capital                         1,904    3,428    4,231    4,441    4,393      6,952
Long-term license installments, net     5,512    6,319    6,782    9,135   13,399     11,444
Total assets                           11,992   14,387   17,057   20,787   25,876     26,555
Long-term debt                            108      118      458      450      816        672
Stockholders' equity                    6,576    8,444    9,676   11,872   14,674     15,136

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the financial condition and results of operation of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.

Overview

   The Company was founded in April 1983 to develop, market and support customer management software solutions for financial services organizations. Product development began immediately and by the end of the year the Company had secured its first customer. The Company has been profitable in each fiscal quarter since the first quarter of 1985.

   The Company's revenue is derived from two sources: software license fees and services revenue. License fees, which have historically represented the majority of the Company's total revenue, are generally payable on a monthly basis under license agreements which typically have a five-year term and are subject to renewal at the customer's option for an additional fixed period. Such license agreements are generally non-cancellable, although some may be terminated by the licensee for a fee prior to the expiration of the initial term but after a minimum specified period. The Company's licenses generally provide for annual license fee increases (the "inflation adjustments") based on recognized inflation indexes (sometimes subject to maximums). The Company believes that both it and its customers derive substantial benefits from the recurring fee model because it encourages the Company to be responsive to customer needs and provides the Company with additional revenue opportunities through license renewals.

   License revenue is recognized upon product acceptance. In the case of license renewals, revenue is recognized upon execution of the renewal agreement or if, as is generally the case, renewal is automatic unless the customer gives notice of termination, at the expiration of the period during which the customer has the right to terminate. The inflation adjustments are recognized ratably over the months to which they apply. In accordance with Statement of Position No. 91-1 issued by the American Institute of Certified Public Accountants, the amount of software license revenue recognized upon product acceptance or license renewal is equal to the present value of the payments due during the minimum initial or renewal term, as the case may be, plus the present value of any early termination fee. In 1993, 1994 and 1995 and the three months ended March 31, 1996, the discount rate for purposes of the present value calculation was 7%. In the future, the Company intends to establish the discount rate quarterly based on the Company's then current marginal borrowing rate, reduced, with respect to licenses which provide for inflation adjustments, by 1.5%, reflecting the Company's estimate of the benefit of future inflation adjustments during the minimum license term. The imputed interest portion of the license fees, which is reported as license interest income in the Company's consolidated statements of income, is recognized over the minimum initial or the renewal term, as the case may be. To date, a substantial majority of the Company's software licenses have been renewed upon expiration. License renewals accounted for 32%, 26%, 28% and 25% of total revenue in 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. The fact that a significant portion of the Company's revenue is derived from the renewal of license agreements with fixed expiration dates assists the Company in anticipating future revenue.

   The Company's services revenue is comprised of fees for implementation, consulting, maintenance and training services. All software license customers are required to enter into a maintenance contract requiring the customer to pay a monthly maintenance fee over the term of the related license agreement equal to approximately 18% of the license fee. Maintenance fees are recognized ratably over the term of the maintenance agreement. The Company's software license agreements typically require the Company to provide a specified level of implementation services for a fixed fee, typically with additional implementation services available at an hourly rate. Implementation fees are payable upon the achievement of specified milestones. The Company generally recognizes implementation as well as consulting and training fees as the services are provided.

   In accordance with generally accepted accounting principles, the Company has capitalized certain software development costs which it has typically amortized over two years. No such costs, however, were capitalized in 1995 or in the three months ended March 31, 1996. At March 31, 1996, the Company carried $354,000 of capitalized software development costs. These costs will be fully amortized by the end of 1996. As a result, the Company expects that its cost of software license revenue will be lower in 1997 than in 1996.



   The Company's export revenue has fluctuated considerably in the past due to the fact that such revenue has been largely attributable to a small number of product acceptances during a given period. The Company's export revenue increased from $1.0 million in 1993 to $3.9 million in 1994 due primarily to product acceptance by a single customer in Ireland in 1994, the year in which the Company organized its subsidiary in the United Kingdom. Export revenue declined to $2.3 million in 1995 due to the lack of large product acceptances during the year.


   Substantially all of the Company's contracts are denominated in U.S. dollars, although several are denominated in British pounds sterling. The Company expects that in the future more of its contracts will be denominated in foreign currencies. The Company has not experienced any significant foreign exchange gains or losses, and the Company does not expect that foreign currency fluctuations will have a significant effect on either its revenue or costs in the near term.

Results of Operations

   The following table sets forth, for the periods indicated, certain items in the Company's consolidated statement of income reflected as a percentage of total revenue:



                                                        Three Months
                                    Year Ended             Ended
                                   December 31,          March 31,
                               ---------------------   --------------
                               1993    1994    1995    1995     1996
                               ----    ----    ----    ----   ------
Revenue:
 Software license              63.1%   59.4%   60.8%   55.2%    51.0%
 Services                      36.9    40.6    39.2    44.8     49.0
                              -----   -----   -----   -----    -----
  Total revenue               100.0   100.0   100.0   100.0    100.0
                              -----   -----   -----   -----    -----
Cost of revenue:
 Cost of software license      12.2     6.6     2.9     4.8      2.4
 Cost of services              21.8    23.3    27.7   31.2      28.4
                              -----   -----   -----  -----     -----
  Total cost of revenue        34.0    29.9    30.6   36.0      30.8
                              -----   -----   -----  -----     -----
  Gross margin                 66.0    70.1    69.4   64.0      69.2
                              -----   -----   -----  -----     -----
Operating expenses:
 Research and development      36.9    33.5    31.7   35.9      32.5
 Sales and marketing           13.2    16.2    16.1   19.9      19.7
 General and administrative     8.2     6.7     6.9    8.2       7.8
                              -----   -----   -----  -----     -----
  Total operating expenses     58.3    56.4    54.7   64.0      60.0
                              -----   -----   -----  -----     -----
Income from operations          7.7    13.7    14.7    0.0       9.2
License interest income        12.8     9.0     6.7    9.2       7.4
Other interest income           0.3     0.1     0.1    0.2       0.2
Interest expense               (0.3)   (0.3)   (0.5)  (0.4)     (0.8)
                              -----   -----   -----  -----     -----
Income before provision for
  income taxes                 20.5    22.5    21.0    9.0      16.0
Provision for income taxes      8.4     9.0     7.9    3.4       6.3
                              -----   -----   -----   ----     -----
Net income                     12.1%   13.5%   13.1%   5.6%      9.7%
                              =====   =====   =====   ====     =====



Three Months Ended March 31, 1996 Compared to Three Months Ended March 31, 1995

   Revenue

   Total revenue for the three months ended March 31, 1996 (the "1996 Period") increased 23.4% to $4.9 million from $4.0 million for the three months ended March 31, 1995 (the "1995 Period"). The increase was primarily due to an increase in services revenue, and to a lesser extent, an increase in software license revenue.

   Software license revenue for the 1996 Period increased 14.1% to $2.5 million from $2.2 million for the 1995 Period. The increase in software license revenue was primarily attributable to software license agreement renewals, the licensing of standard product templates, and inflation-based increases in monthly license fees.

   Services revenue for the 1996 Period increased 34.8% to $2.4 million from $1.8 million for the 1995 Period. The increase in services revenue was primarily attributable to increased demand for consulting and implementation services, and to a lesser extent, increased maintenance revenue from a larger installed product base.

   Revenue from customers headquartered outside of the United States for the 1996 Period increased 398% to $1.3 million from $250,000 in the 1995 Period due largely to the expanded operations of the Company's office in the United Kingdom.

   Cost of Revenue

   Cost of software license consists of amortization expense related to capitalized software development costs, royalty payments to third party software vendors and costs of product media, duplication and packaging. Cost of software license for the 1996 Period decreased 38.0% to $118,000 from $191,000 for the 1995 Period, and decreased as a percentage of total revenue from 4.8% for the 1995 Period to 2.4% for the 1996 Period. As a percentage of software license revenue, cost of software license decreased from 8.6% for the 1995 Period to 4.7% for the 1996 Period. Such decreases were due to decreased amortization expense related to capitalized software development costs.



   Cost of services consists primarily of the costs of providing implementation, consulting, maintenance and training services. Cost of services for the 1996 Period increased 12.5% to $1.4 million from $1.2 million for the 1995 Period mainly due to increased staffing in the Company's Reengineering and Client Services group in the United Kingdom and in the Company's domestic regional offices. Cost of services as a percentage of total revenue declined from 31.2% for the 1995 Period to 28.4% for the 1996 Period, and declined as a percentage of services revenue from 69.5% for the 1995 Period to 58.0% for the 1996 Period, in both cases due to the growth in the Company's total revenue and increased utilization of service personnel.



   Operating Expenses


   Research and development expenses consist primarily of the cost of personnel and equipment needed to conduct the Company's research and development efforts. Research and development expenses for the 1996 Period increased 11.4% to $1.6 million from $1.4 million for the 1995 Period. The modest increase in research and development expenses reflected the substantial completion in December 1995 of the Company's efforts to develop versions of its products based on the C++ programming language. As a percentage of total revenue, research and development expenses declined from 35.9% for the 1995 Period to 32.5% for the 1996 Period due to the growth in the Company's total revenue.



   Sales and marketing expenses for the 1996 Period increased 22.2% to $974,000 from $797,000 for the 1995 Period. As a percentage of total revenue, sales and marketing expenses decreased slightly from 19.9% for the 1995 Period to 19.7% for the 1996 Period. Such increases were attributable to the hiring of additional direct sales personnel, increased sales commission payments attributable to higher sales, and investments in marketing materials. The Company's license agreements, by providing for the payment of license fees in installments over the term of the agreement, have historically limited the Company's working capital and consequently its ability to invest in sales and marketing. With the proceeds of this offering, the Company intends to increase substantially its sales and marketing spending.


   General and administrative expenses consist primarily of the salaries of the Company's executive, administrative and financial personnel, and associated expenses. General and administrative expenses for the 1996 Period increased 19.0% to $389,000 from $327,000 for the 1995 Period due to staff growth. Such expenses declined slightly as a percentage of total revenue from 8.2% for the 1995 Period to 7.8% for the 1996 Period due to the growth in the Company's total revenue.

License Interest Income

   License interest income represents the portion of all license fees due under software license agreements which was not recognized upon product acceptance or license renewal. License interest income for the 1996 Period and the 1995 Period remained constant at $370,000.

   Provision for Income Taxes



   The provisions for federal, state and foreign taxes were $137,000 and $311,000 for the 1995 Period and the 1996 Period, respectively. The effective tax rates were 38% for the 1995 Period and 39% for the 1996 Period. The increase in the effective tax rate was primarily due to the reduced availability of research and development tax credit carryforwards. At March 31, 1996, the Company had $440,000 in research and development tax credit carryforwards available to offset future federal taxable income.



Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

   Revenue

   Total revenue for 1995 increased 36.8% to $22.2 million from $16.3 million for 1994 due primarily to an increase in software license revenue, and to a lesser extent, an increase in services revenue.

   Software license revenue for 1995 increased 40.0% to $13.5 million from $9.7 million in 1994 due to increased product acceptances and license renewals.

   Services revenue for 1995 increased 32.1% to $8.7 million from $6.6 million in 1994 primarily due to an increase in the amount of implementation and consulting services provided, and to a lesser extent, increases in the billing rates of the personnel providing these services and an increase in training revenue.

   Cost of Revenue


   Cost of software license for 1995 decreased 40.9% to $640,000 from $1.1 million for 1994, and decreased as a percentage of total revenue from 6.6% for 1994 to 2.9% for 1995. As a percentage of software license revenue, cost of software license decreased from 11.1% for 1994 to 4.7% for 1995. Such decreases were due to reduced amortization of capitalized software development costs.


   Cost of services for 1995 increased 62.5% to $6.2 million from $3.8 million for 1994 and increased as a percentage of total revenue from 23.3% for 1994 to 27.7% for 1995. Cost of services as a percentage of total services revenue increased from 57.4% for 1994 to 70.7% for 1995. Such increases were due to the hiring of additional personnel to provide implementation and consulting services to support the Company's growing customer base.

   Operating Expenses

   Research and development expenses for 1995 increased 29.8% to $7.1 million from $5.4 million for 1994 as a result of increased efforts by the Company to develop versions of its products capable of running on multiple UNIX platforms in a client/server environment. As a percentage of total revenue, research and development expenses declined from 33.5% for 1994 to 31.7% for 1995 due to the growth in the Company's total revenue.

   Sales and marketing expenses for 1995 increased 36.6% to $3.6 million from $2.6 million for 1994 due to the hiring of additional sales and marketing personnel, increased sales commission payments and increased investment in trade shows and other sales and marketing efforts. As a percentage of total revenue, sales and marketing expenses decreased slightly from 16.2% for 1994 to 16.1% for 1995 due to growth in the Company's total revenue.

   General and administrative expenses for 1995 increased 41.2% to $1.5 million from $1.1 million for 1994 due to increased management recruiting costs, the establishment of two new regional offices in Chicago and Dallas/Fort Worth and the relocation of the Company's United Kingdom office. General and administrative expenses were 6.9% of total revenue in 1995 and 6.7% in 1994.

   License Interest Income

   License interest income for 1995 and 1994 remained constant at $1.5 million.

Provision for Income Taxes

   The provisions for federal, state and foreign taxes were $1.5 million and $1.8 million for 1994 and 1995, respectively. The effective tax rates were 40% for 1994 and 38% for 1995. The decrease in the effective tax rate was primarily due to increased availability of research and development tax credits. See Note 7 of Notes to Consolidated Financial Statements.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

   Revenue

   Total revenue for 1994 increased 59.2% to $16.3 million from $10.2 million for 1993. In January 1994, the Company organized Pegasystems Limited, a wholly-owned subsidiary based in the United Kingdom. In its first year of operation, Pegasystems Limited introduced the Company's products into Ireland, France and Luxembourg. Financial results for 1994 and subsequent years reflect the consolidated earnings of Pegasystems Inc. and Pegasystems Limited.

   Software license revenue represented 59.4% and 63.1% of total revenue for 1994 and 1993, respectively. Software license revenue for 1994 increased 49.8% to $9.7 million from $6.4 million for 1993. The increase in software license revenue in 1994 was primarily attributable to increased product acceptances by customers headquartered outside of the United States. The Company's software license revenue from customers headquartered outside of the United States was $3.1 million, or 32.5% of software license revenue, and $0.7 million, or 10.8% of software license revenue, in 1994 and 1993, respectively.

   Services revenue for 1994 increased 75.3% to $6.6 million from $3.8 million for 1993 primarily due to the increased amount of implementation and consulting services provided to a widening customer base. Following a focused internal reengineering effort which began in 1993 and continued into 1994, the Company redeveloped its strategy for new customer implementations leading to greater services revenue from more effective and timely implementations and the creation of standard training courses.

   Cost of Revenue

   Cost of software license decreased 13.5% to $1.1 million for 1994 from $1.2 million for 1993 and decreased as a percentage of total revenue from 12.2% for 1993 to 6.6% for 1994. As a percentage of software license revenue, cost of software license decreased from 19.3% for 1993 to 11.1% for 1994. Such decreases were due to reduced amortization of capitalized software development costs.

   Cost of services for 1994 increased 70.3% to $3.8 million from $2.2 million for 1993 and increased as a percentage of total revenue from 21.8% for 1993 to 23.3% for 1994. Such increases were due to the costs associated with establishing the Company's United Kingdom office in January 1994 and with developing new training facilities in Cambridge, Massachusetts and San Francisco, California. Cost of services as a percentage of total services revenue decreased from 59.2% for 1993 to 57.4% for 1994 due to increased utilization of service personnel.

   Operating Expenses

   Research and development expenses for 1994 increased 44.4% to $5.4 million from $3.8 million for 1993 primarily as a result of efforts by the Company to develop versions of its products capable of running on multiple UNIX platforms in a client/server environment. As a percentage of total revenue, research and development expenses declined to 33.5% for 1994 from 36.9% for 1993 due to growth in the Company's total revenue.

   Sales and marketing expenses for 1994 increased 94.7% to $2.6 million from $1.4 million for 1993, representing 16.2% and 13.2% of total revenue in the respective years. Such increases reflected the establishment of a sales operation in the United Kingdom and increased sales commission payments.

   General and administrative expenses for 1994 increased 30.8% to $1.1 million from $830,000 for 1993 due to overhead associated with the expansion of the Company's headquarters in Cambridge, Massachusetts, relocation of the regional office in San Francisco, California, and the establishment of operations in the United Kingdom. General and administrative expenses as a percentage of total revenue declined slightly to 6.7% for 1994 from 8.2% for 1993 due to the growth in the Company's total revenue.

   License Interest Income


   License interest income for 1994 increased 11.6% to $1.5 million from $1.3 million in 1993 primarily due to the prepayment by one customer in 1994 of certain monthly software license fees.


   Provision for Income Taxes

   The provisions for federal, state and foreign taxes were $860,000 and $1.5 million for 1993 and 1994, respectively. The effective tax rates were 41% for 1993 and 40% for 1994. The decrease in the effective tax rate was primarily due to the use of certain tax credits. See Note 7 of Notes to Consolidated Financial Statements.

Quarterly Operating Results

   The following tables set forth certain unaudited consolidated financial information for each of the four quarters in 1995 and for the first quarter of 1996. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.


                                                            Three Months Ended
                                       -----------------------------------------------------------
                                        March      June      September      December
                                         31,        30,         30,            31,       March 31,
                                         1995      1995         1995          1995          1996
                                        -------    ------    -----------    ----------   ---------
                                                  (in thousands except percentage data)
Consolidated Statement of Income Data:
Revenue:
 Software license                      $ 2,209    $ 2,581     $ 3,624        $ 5,114       $2,520
 Services                                1,796      2,113       2,032          2,778        2,421
                                       -------    -------     -------        -------       ------
  Total revenue                          4,005      4,694       5,656          7,892        4,941
                                       -------    -------     -------        -------       ------
Cost of revenue:
 Cost of software license                  191        190         127            127          118
 Cost of services                        1,249      1,404       1,605          1,903        1,405
                                       -------    -------     -------        -------       ------
  Total cost of revenue                  1,440      1,594       1,732          2,030        1,523
                                       -------    -------     -------        -------       ------
Gross profit                             2,565      3,100       3,924          5,862        3,418
                                       -------    -------     -------        -------       ------
Operating expenses:
 Research and development              $ 1,438     $1,640      $1,871         $2,112       $1,604
 Sales and marketing                       797        867         878          1,050          974
 General and administrative                327        380         381            453          389
                                       -------    -------     -------        -------       ------
  Total operating expenses               2,562      2,887       3,130          3,615        2,967
                                       -------    -------     -------        -------       ------
Income from operations                       3        213         794          2,247          451
                                       -------    -------     -------        -------       ------
License interest income                    370        368         384            364          368
Other interest income                        6          4           6              0           12
Interest expense                           (18)       (17)        (33)           (50)         (39)
                                       -------    -------     -------        -------       ------
Income before provision for income
  taxes                                    361        568       1,151          2,561          792
Provision for income taxes                 137        216         437            973          311
                                       -------    -------     -------        -------       ------
Net income                             $   224     $  352      $  714         $1,588       $  481
                                       =======    =======     =======        =======       ======
Percent of Total Revenue:
Revenue:
 Cost of software license                 55.2%      55.0%       64.1%          64.8%        51.0%
 Cost of services                         44.8       45.0        35.9           35.2         49.0
                                       -------    -------     -------        -------       ------
  Total revenue                          100.0      100.0       100.0          100.0        100.0
Cost of revenue:
 Software license                          4.8        4.1         2.2            1.6          2.4
 Services                                 31.2       29.9        28.4           24.1         28.4
                                       -------    -------     -------        -------       ------
  Total cost of revenue                   36.0       34.0        30.6           25.7         30.8
                                       -------    -------     -------        -------       ------
  Gross margin                            64.0       66.0        69.4           74.3         69.2
                                       -------    -------     -------        -------       ------
Operating expenses:
 Research and development                 35.9       34.9        33.1           26.8         32.5
 Sales and marketing                      19.9       18.5        15.5           13.3         19.7
 General and administrative                8.2        8.1         6.7            5.7          7.8
                                       -------    -------     -------        -------       ------
  Total operating expenses                64.0       61.5        55.3           45.8         60.0
                                       -------    -------     -------        -------       ------
Income from operations                     0.0        4.5        14.1           28.5          9.2
License interest income                    9.2        7.8         6.8            4.6          7.4
Other interest income                      0.2        0.1         0.1            0.0          0.2
Interest expense                          (0.4)      (0.3)       (0.6)          (0.7)        (0.8)
                                       -------    -------     -------        -------       ------
Income before provision for income
  taxes                                    9.0       12.1        20.4           32.4         16.0
Provision for income taxes                 3.4        4.6         7.8           12.3          6.3
                                       -------    -------     -------        -------       ------
Net income                                 5.6%       7.5%       12.6%          20.1%         9.7%
                                       =======    =======     =======        =======       ======

The Company's business has experienced and is expected to continue to experience significant seasonality. In recent years the Company has recognized a greater percentage of its revenue in its third and fourth quarters than in its first and second quarters due to the Company's sales commission structure and the impact of that structure on the timing of product acceptances and license renewals by customers. This pattern is reinforced by the Company's maintenance contracts, which entitle customers to, among other things, a fixed number of hours of service per calendar year. Once the annual allotment of service hours is exhausted, customers pay for additional services on an hourly basis, typically resulting in higher services revenue in the Company's second, third and fourth quarters.

   Cost of software license declined in each of the quarters shown above due to decreasing amortization expense relating to capitalized software development costs. No software development costs were capitalized in 1995 or the first quarter of 1996.


   The increase in total operating expenses in the fourth quarter of 1995 reflected primarily an adjustment for bad debt exposure which developed in such quarter.


Three Months Ended June 30, 1996

   The Company expects that its total revenue for the three months ended June 30, 1996 (the "1996 Second Quarter") will be $6.4 million, an increase of 37% from the Company's total revenue for the three months ended June 30, 1995 (the "1995 Second Quarter") of $4.7 million. Software license revenue is expected to increase 50% to $3.9 million in the 1996 Second Quarter from $2.6 million for the 1995 Second Quarter, while services revenue is expected to increase 21% to $2.6 million for the 1996 Second Quarter from $2.1 million for the 1995 Second Quarter. The Company anticipates that its net income will increase 157% to $903,000 for the 1996 Second Quarter from $352,000 for the 1995 Second Quarter.



Liquidity and Capital Resources

   The Company historically has satisfied its cash requirements through cash generated from operations and borrowings. The Company's approach of charging license fees payable in installments over the term of its licenses has historically deferred the receipt of cash and limited the availability of working capital.

   Net cash provided by operating activities for the years ended December 31, 1993, 1994, 1995, and the three months ended March 31, 1996 was $1.6 million, $1.5 million, $830,000 and $2.6 million, respectively. During each of these periods, these sources of cash were used to support the Company's working capital requirements.

   The Company used $890,000, $1.1 million, $1.4 million and $220,000 of net cash during 1993, 1994, 1995, and the three months ended March 31, 1996, respectively, to purchase property and equipment, primarily computer hardware and software, to support the Company's growing employee base and new regional office and training facilities. The Company's capital commitments consist primarily of operating leases for office space and equipment. At December 31, 1995, the Company's commitments under noncancellable operating leases for office space and equipment with terms in excess of one year totalled $1.0 million, $1.1 million and $1.1 million for 1996, 1997 and 1998, respectively. The Company's total payments under such leases was $800,000, $860,000 and $1.1 million for 1993, 1994 and 1995, respectively. See Note 6 of Notes to Consolidated Financial Statements.


   The Company has a $5.0 million revolving credit line, which expires June 30, 1997, and four term loans from the same bank in the aggregate principal amount of $1.4 million at March 31, 1996, which are due December 1996 ($155,000), November 1997 ($211,000), June 1998 ($885,000) and December 1998
($151,000). The term loans are secured by certain fixed assets of the Company; the revolving credit line is unsecured. At March 31, 1996, the Company had no borrowings under its revolving credit line. The Company intends to use a portion of the proceeds from this offering to repay the four term loans in full. The Company's credit agreement prohibits the payment of dividends, has profitability requirements and requires maintenance of specified levels of tangible net worth and certain financial ratios. See Note 4 of Notes to Consolidated Financial Statements.




   In 1993, the Company recorded bad debt expense in the amount of $326,000 as a result of certain specifically identified accounts receivable relating primarily to services rendered by the Company. The Company recorded no bad debt expense in 1994. In 1995, the Company recorded bad debt expense in the amount of $793,000 as a result of indications in the fourth quarter of the year that certain receivables relating primarily to services rendered by the Company would not be collected in full. The receivables with respect to which bad debt expense was recorded in 1993 and 1995 related primarily to maintenance and installation services provided by the Company. At the time such services were rendered (and the resulting revenue was recognized) there was no significant uncertainty regarding the acceptance thereof and the collectibility of the related receivables was probable.




   The Company believes that the net proceeds from this offering together with cash generated by operations and availability under its bank credit facility will be sufficient to fund the Company's operations for at least one year following the completion of this offering. However, there can be no assurance that additional capital beyond the amounts currently forecasted by the Company will not be required or that any such required additional capital will be available on reasonable terms, if at all, at such time as required by the Company.

Inflation

   Inflation has not had a significant impact on the Company's operating results to date, nor does the Company expect it to have a significant impact in the future due to the fact that the Company's license and maintenance fees are typically subject to annual increases based on recognized inflation indexes.

Significant Customers

   In 1993, First Interstate Bank and Fidelity Investments accounted for approximately 12.9% and 12.3%, respectively, of the Company's total revenue. In 1994, Chemical Bank accounted for approximately 16.8% of the Company's total revenue. In 1995, Citibank, Household Credit Services and Chemical Bank accounted for approximately 16.2%, 14.9% and 12.6%, respectively, of the Company's total revenue. During the three months ended March 31, 1996, Fidelity Investments, Bank of America and Cedel accounted for approximately 25.3%, 11.7% and 10.5%, respectively, of the Company's total revenue.

                                    BUSINESS

   Pegasystems develops customer service management software to automate customer interactions across transaction-intensive enterprises. Many of the world's largest banks, mutual funds and credit card organizations use the Company's solutions to integrate, automate, standardize and manage a broad array of mission-critical customer service activities, including account set-up, record retrieval, correspondence, disputes, investigations and adjustments. The Company's systems can be used by thousands of concurrent users to manage customer interactions and to generate billions of dollars a day in resulting transactions. Work processes initiated by the Company's systems are driven by a highly adaptable "rule base" defined by the user-organization for its specific needs. The rule base facilitates a high level of consistency in customer interactions, yet drives different processes depending on the customer profile or the nature of the request. The Company's open, multi-tier, client/server systems operate on a broad variety of platforms, including UNIX, Windows/NT and IBM/MVS. The Company offers consulting, training and support services to facilitate the use of its solutions.

Industry Background

   Intensifying competition is forcing businesses to reduce costs while focusing on customer service management as an important means of differentiation. Many types of businesses are increasingly recognizing customer interactions as a critical opportunity to solidify and expand customer relationships. Due to the volume and precise nature of their transactions, it is especially critical for financial services organizations to implement cost-effective systems to manage customer interactions accurately and efficiently.

   Providing high quality, cost-effective customer service management is complex. Organizations with global operations must be able to manage customer interactions in different languages, time zones, currencies and regulatory environments. The challenge is magnified as the product offerings of an organization increase and organizations are combined. Work processes occasioned by a single customer interaction often involve multiple departments within an organization, which may have different priorities and service standards, and may involve a variety of different computer systems. Customers may contact an organization through various means, including telephone, facsimile, the Internet or in person. The organization must be able to respond in a timely, accurate and consistent fashion or risk customer defection.

   Historically, in attempting to meet demand for new customer management software systems, organizations have faced a choice between building custom systems or purchasing third party systems. Building custom systems or modifying third party systems can be slow and costly and has often led to isolated, departmentalized solutions. Traditional third party systems are often inflexible, requiring organizations to conform their work processes to the system, rather than vice-versa. Neither custom nor third party solutions have generally accommodated an organization's need to evolve or expand operations without significant programming effort. Moreover, neither has had the high volume transaction processing or integration capabilities necessary to support the comprehensive customer interaction requirements of large organizations. Today, organizations need flexible, scalable customer service management solutions that can be implemented on an enterprise-wide basis to facilitate consistent, cost-effective customer service management.

   A 1995 report of the Aberdeen Group, Inc., a market research firm, estimates the size of the customer interaction software market at $1.7 billion in 1996, and projects that it will grow to $2.7 billion by 1998. Of this market, the share held by independent software vendors is estimated at $540 million in 1996, growing to $925 million in 1998. The total market, as defined by the Aberdeen Group, includes software supporting customer service, internal help desks, field and telesales automation, order entry, sales or product configuration, service dispatching and quality assurance.

The Pegasystems Solution

   The Company's solutions integrate, automate, standardize and manage on an enterprise-wide basis a broad array of mission-critical customer interactions for financial services organizations, including account set- up, record retrieval, correspondence, disputes, investigations and adjustments. Pegasystems' solutions provide a service backbone that drives intelligent processing and seamlessly integrates an organization's geographically dispersed and product specific service operations and isolated computer systems. By bridging these "islands of automation" within large organizations, the Company's solutions increase the efficiency of service representatives and enable organizations to address multiple customer needs during a single contact.

   The Company's customer service management solutions offer the following advantages:

   Flexibility and Consistency. The Company's solutions are based on rules defined by the user- organization which drive various types of processing depending on such factors as the content of the customer request, the profile of the customer, the organization's policies and procedures and the authority or qualifications of the customer service representative. By modifying its rule base, an organization can evolve its processing to address the competitive requirements of its business without costly and time consuming reprogramming. Significantly, the rule base feature of the Company's systems permits an organization to establish consistent standards yet interact differently with different segments of its customer base and thereby "mass customize" its services.

   Scalability and Robust Functionality. The scalability of the Company's multi-tier client/server architecture allows an organization to add branches or departments easily to new or existing servers without performance degradation. Organizations currently entrust the Company's systems with the storage and management of data relating to hundreds of millions of financial transactions. The Company's systems can be used by more than 4,000 concurrent users to manage customer interactions and to process accurately and securely transactions involving billions of dollars a day that result from those interactions.

   Ease-of-Use. The Company's client software application, PegaVIEW-ACE, increases the effectiveness and productivity of customer service representatives by providing them with a flexible graphical user interface and processing capabilities that leverage the power of client/server desktop computers. The Company's solutions allow customer service representatives to focus on delivering superior customer service, rather than on mastering the protocols and procedures of multiple applications.

   Integration Capabilities. The Company's open architecture permits its solutions to be integrated with a wide variety of other applications and technologies, including industry standard relational database management systems, advanced telephony equipment and diverse storage media (including magnetic, optical, tape and microfilm). The Company's solutions also support the message formats of major financial transaction networks such as the SWIFT international funds network, the Federal Reserve's Fedwire system and the VISA and MasterCard networks.

   Multi-Platform Server Support. The Company's solutions feature a common software code base which, in addition to facilitating maintenance and enhancement development efforts, simplifies the support of multiple platforms. The Company's solutions are designed to run on a broad range of computer operating systems including IBM's MVS/CICS and AIX/UNIX systems, Digital Equipment Corporation's VMS and UNIX systems, Microsoft's Windows/NT system and Sun Microsystems' Solaris UNIX system.

   Improved Efficiency of Customer Service Representatives. Pegasystems' solutions actually perform work, rather than simply track a customer service representative's tasks. Variable data elements (for example, date, amount, customer, account) automatically route service requests and invoke system processes, depending on an organization's rule base. This feature allows customer service representatives to focus on revenue enhancing opportunities, such as cross-selling, and other matters requiring personal attention. When service representative involvement is required during a customer interaction, the Company's solutions provide pertinent, consolidated information to guide the service representative. Savings are realized through reduced talk time, fewer manual processes and less rework.

Business Strategy

   Pegasystems' objective is to become the leading provider of mission-critical client/server customer service management software to organizations performing a high volume of complex interactions with demanding customers. To achieve this objective, the Company is pursuing the following strategies:

   Leverage Strength in Financial Services Market. Pegasystems provides customer service management solutions to many of the largest financial services organizations in the world. The Company is seeking to expand its business with these organizations through a sales group focused on marketing the Company's products and services to other business operations of these organizations. The Company is also leveraging its relationships and expertise with large financial services organizations to penetrate the medium-sized financial services market.

   Target Other Markets. Pegasystems believes that the insurance, medical, utilities, retail and other markets have similar customer service management needs and that the Company's core technology is readily adaptable to these additional markets. The Company is exploring these additional markets, and if appropriate, expects to develop the necessary industry specific extensions of its core technology and hire or otherwise gain access to personnel with expertise in such markets.

   Increase Sales and Support Efforts. Pegasystems intends to establish additional sales and support offices and to increase significantly its domestic and international direct sales forces. In addition, the Company plans to explore relationships with financial transaction processors and consulting firms through which the Company's products can be distributed and implemented.

   Develop Standard Product Templates. The Company recently commenced licensing standard product templates that give organizations an advanced starting point for configuring their work processes. The Company intends to continue to develop and market standard product templates for financial services organizations, including templates for outbound telemarketing, collections and account set-up. The Company believes that these templates will facilitate more rapid implementation of the Company's solutions and will be a cost-effective way to address the needs of smaller organizations.

   Reduce Implementation Time. The Company is continuing to refine its PegaSTAR consulting methodology, an approach to the reengineering of an organization's work processes that facilitates more rapid implementation of the Company's customer management systems and continued evolution of such systems by an organization's personnel after initial implementation. This methodology complements the Company's standard product templates in reducing the time required to implement the Company's systems.

   Maintain Technological Leadership Position. Pegasystems is continuing to develop and invest in its technology. Current development efforts include integration of additional databases and support of emerging technical and workflow standards.

Technology

   The Company's technology is designed to optimize the performance of mission-critical, customer service management processes over a variety of computer platforms, networks and databases. Pegasystems' solutions have the following key technological attributes:

   "Any-Call, Any-Time, Anywhere" Information Management. Effective customer response requires up-to-date information about the customer relationship, regardless of how, why, when or where the customer contacts the organization. Pegasystems' customer service management systems centralize core customer information to facilitate global access.

   Multi-tier, Dynamic Distributed Processing. Although the Company's systems are currently used primarily in a two-tier client/server environment, they are also designed to run in an advanced, highly scalable three-tier environment. In traditional three-tier client/server environments, the user interface, the application code, and the data are segregated onto separate tiers. In the Pegasystems three-tier client/server environment, the application code, the rule base and selected data are replicated on both the central and satellite tiers so that processing may occur on either the central server or the distributed satellite servers to minimize network traffic and enhance performance. The rule base determines the optimal location for processing to occur based on the nature of the work required and the data involved. Rule base changes are replicated across the organization's central and satellite servers to facilitate consistent processing by all parts of the organization.

                       Distributed Processing Environment


[Graphic Representation of Pegasystems Worldwide
Platform Processing Environment]

Satellite Server
Code
Rules

Central Server
Code
Rules
Work Item Data

Satellite Server
Code
Rules

Satellite Server
Code
Rules


   Inherited Workflow. Pegasystems solutions maintain organizational consistency while providing the flexibility needed for mass customization. The rule base of the Company's systems may be defined so that certain processes are standardized across an organization while others may be superseded or supplemented by "local" rules tailored to the specific requirements of groups within the organization.

   Resiliency. Fallback options are provided to deal with hardware or network failure. For example, in a three-tier environment, the PC client can bypass a failed satellite server and connect directly to the central server. The Company is presently working to enhance its systems so that should a failure occur at the central server, each satellite server's replicated code and rule base could support continued processing, with "store and forward" capabilities to automatically re-synchronize the central server when it resumes operation.

   Platform Independence. Recognizing that organizations often use a variety of computer platforms, Pegasystems provides technology alternatives by supporting a range of mainframes, minicomputers, PC networks and interface devices. While the Company offers its advanced Windows-based PegaVIEW-ACE application for the desktop, the Company's server applications can also drive "dumb terminals", allowing organizations to preserve their investments in legacy networks.

                          Pegasystems Platform Options


[Graphic of Pegasystems Platform Options]


        Desktop                 Local             Distributed            Global            Central
                              Networks         Satellite Servers        Networks           Servers
        Windows                TCP/IP               IBM AIX              TCP/IP           IBM MVS
                                                      UNIX                                  CICS

       Windows 95               LU6.2               DEC Open             LU6.2             IBM AIX
                                                      VMS                                    UNIX

       Windows NT             Pathworks            Microsoft           Pathworks           DEC Open          Data
                                                   Windows NT                                VMS

          OS/2                 Novell            SUN Solaris(1)          Novell         SUN Solaris(1)       Data
                                 IPX                  UNIX                IPX                UNIX

        IBM 3270                 IBM                DEC UNIX              IBM              DEC UNIX          Data
    "Dumb Terminal"           VTAM LU2                                  VTAM LU2

    Character-Based             Async               IBM MVS              Async          Windows NT
    "Dumb Terminal"                                   CICS

      Netscape(1)             Microsoft             HP/UX(2)              SNA              HP/UX(2)
         Motif                   DDE                  UNIX                                   UNIX

      Netscape(1)             Procedure           (1) Shipping in Q3, 1996
        Windows                 Call              (2) Availability planned in Q4, 1996






   Internet and Intranet Access. Pegasystems' solutions use the Internet-based HTML (Hypertext Markup Language) to define display attributes for its PegaVIEW-ACE graphical user interface, leveraging logic and presentation rules between PegaVIEW-ACE and Internet/Intranet workflows. Pegasystems' rules dynamically create HTML forms, menus and displays, thereby facilitating interaction with the Internet. Pegasystems is a Netscape Development partner and supports the Netscape Commerce Server interface.

   Interfacing With Other Systems. Pegasystems' open architecture permits integration with a wide variety of other applications and networks, including relational databases, legacy systems accessed through IBM 3270 emulation, and messaging protocols. The Company offers a Universal Application Programming Interface (API) that allows an organization's custom software to be integrated with the Company's applications without the need to modify the Company's core application code. Pegasystems' solutions also integrate with other applications, accounting systems and imaging products. The Company's systems support the message formats of major financial transaction networks, such as the SWIFT international funds network, the Federal Reserve's Fedwire system and the VISA and MasterCard networks.

   Storage Options. Data storage flexibility is important to the Company's customers, and the Company's software uses an innovative object-oriented approach that dynamically maps data according to the type of workflow. Versions of the Company's systems designed to run on Windows/NT can store customer service request data in Microsoft's SQL Server relational database, and the Company has developed similar compatibility in the Windows/NT and RS 6000/AIX environments for databases from Oracle Corporation.

Products

   The Company's products employ a consistent architecture and support the following customer service management functions:

   Receiving. Organizations receive service requests by telephone, mail, facsimile, or personal contact. Customer service representatives enter details of incoming requests into PegaVIEW-ACE, the

Company's easy-to-use, graphical user interface. Alternatively, electronic service requests received from various networks and systems, such as the SWIFT network, Fedwire system, and the VISA and MasterCard networks are entered directly into the Company's system. The Company's systems also support direct electronic access by customers through PCs, Internet browsers and voice response units. In all cases, the service request automatically initiates appropriate processing.

   Routing. As processing steps are completed, the Company's systems categorize and queue the request either for automatic or manual processing. Productivity-based load leveling and dynamic prioritization ensure high performance and responsiveness. As work is processed, each service representative's "work-list" is automatically updated in real time. The systems monitor each service request for conformance to the organization's timeliness standards, automatically increasing priority and generating warnings based on the service standards of the organization.

   Researching. The Company's systems determine when more information is needed, where to locate it, and how to retrieve it from databases or other repositories. Pegasystems' rule-driven processing automatically extracts relevant data, directs it to the customer service representative or customer, links it to the work, and keeps it readily accessible. The Company's systems can access information from multiple data sources, whether maintained by the Company's systems or third party systems.

   Responding. The Company's systems facilitate communications by an organization with its customers by combining user-defined templates and specific customer information to create personalized correspondence. When appropriate, service representatives may further refine message content before forwarding by mail, facsimile or electronic transmission, and may attach images of statements, checks and other data. Follow-up communications are automatically composed, customized and sent. Sensitive correspondence can be queued for online review before release, and the systems create a permanent audit trail of all customer communications.

   Resolving. Concluding a piece of work involves application of the organization's rules for resolving a request or stepping the customer service representative through the process when human judgment is required. Resolution also includes the creation of transactions, transmission to production systems, management of financial adjustments, posting of service charges, updating of general ledger accounts and synchronization of multiple item requests.

   Reporting. Data automatically collected by the Company's systems enables an organization to analyze service representative efficiency and determine needs for service representative training or changes to work processes. The Company's systems produce reports, graphical output and feeds to spreadsheets illustrating the volume and status of customer requests, the productivity of customer service representatives and service levels with specific customers.

   The Company offers a number of different products, each with components and features designed to address particular business areas, but all sharing core technology and adaptable rule-driven processing:

   PegaCARD manages credit and debit card customer service operations by supporting a wide variety of interactions with cardholders and merchants, including simple inquiries (for example, balances or credit limits), customer requests (address changes, additional cards, credit line increases) and problem management (disputes, chargebacks, fraud, financial adjustments, penalties). Automated features include processing of electronic chargeback messages and images from the MasterCard and VISA networks. PegaCARD allows service representatives to move seamlessly among multiple back-end accounting systems without having to be familiar with the different protocols of each system.

   PegaCLAIMS manages corporate and wholesale banking customer service by supporting a broad spectrum of customer interactions, including inquiries (product terms, rates), customer requests (account data changes, duplicate copies), and problem management (research, financial adjustments). PegaCLAIMS processes customer service interactions relating to money transfers, securities movement and control, global custody, trade services, foreign exchange and cash management, and features electronic message routing, SWIFT processing and interbank financial compensation management.

   PegaSHARES manages customer service for transfer agents, brokers, dealers, shareholder servicers and mutual fund managers by supporting inquiries (share balances, net asset values, transactions), customer requests (account changes, copies of statements) and problem resolution (incorrect purchases, monetary adjustments). Automated features include share transfer accounting, literature fulfillment and securities processing compliance.

   PegaTRACE facilitates retail banking and check clearing customer service by processing inquiries (account balances, fees), customer requests (copies of statements, account transfers) and problem management (research, financial adjustments). PegaTRACE securely manages the suspense accounts that major organizations use to control the flow of accounting entries. Additional features include integration with check clearing systems, suspense ledger management, multi-debit/credit adjustments, and electronic check presentment
(ECP) interfaces.

   PegaSEARCH and PegaINDEX manage high volumes of archived data, such as check information, contained on multiple types of storage media including magnetic disk, optical disk and magnetic tape silos. These systems are designed for organizations that process tens of millions of checks per day and require seven years of archived check data.

   PegaPRISM and PegaREELAY are used by customer service representatives to retrieve images, view them on a PC and correlate them with specific customer service requests. PegaREELAY is a specialized image retrieval product that automates request processing of reel microfilm.

   PegaVIEW-ACE (the Advanced Client Environment) is a graphical client application designed for use with the Company's server applications to increase the effectiveness and productivity of customer service representatives. PegaVIEW-ACE organizes customer data to facilitate service representative effectiveness and supports graphical methods to view and enter information.

Product Pricing

   The Company's systems are licensed to organizations under agreements requiring the payment of fees, typically in monthly installments, over the term of the agreement. The amount of the license fee is based on various factors, including the number of concurrent users, the functionality of the system, the number of servers on which product is installed, and the scope of business usage. Typical recent individual system licenses have provided for the payment of monthly installments of between $5,000 and $50,000. Some organizations receive discounts for licensing multiple systems. The monthly license payments generally begin once a system is installed and accepted. The term of such licenses is typically five years, subject to automatic renewal at the organization's option.

Services

   Pegasystems' Reengineering and Client Services Group, which as of April 30, 1996 was comprised of 50 people located in the Company's six offices, provides consulting, training and customer support.

   Consulting Services. The Company works with its customers during and after system installation to reengineer customer workflows to leverage the capabilities of the Company's systems. Using an installation approach based on its PegaSTAR (the Pegasystems Structured Technique for Analysis and Reengineering) methodology, the Company's consultants assist customers in six major areas--analysis, data collection, process definition, configuration, piloting and measurement. The Company encourages team building and transfer of knowledge from its consultants to an organization's staff through an interactive co-production methodology. Pegasystems and its customers work together to design, document and tailor the system's rule base to the customer's organization. Pegasystems' goal is to empower its customers' staffs with the knowledge and confidence to operate, refine and evolve their systems.

   Training. The Company offers training programs for those persons within the customer organization responsible for evolving the rules that drive the various processes related to customer interactions. Pegasystems also organizes periodic user group meetings enabling customers to exchange ideas, learn about product directions and influence Pegasystems' development process.

   Maintenance and Support. Pegasystems provides comprehensive maintenance and support services, which may include 24 hours a day, 7 days a week customer service, periodic preventative maintenance, documentation updates and new software releases.

Each organization which licenses the Company's systems is required to enter into a maintenance contract providing for the payment to the Company of a monthly maintenance fee over the term of the related license agreement equal to approximately 18% of the license fee. The Company's maintenance agreements typically obligate Pegasystems to provide up to a specified number of hours of consulting and support. Organizations seeking additional consulting and support services are generally charged an incremental fee ranging between $90 and $170 per hour.

Customers

   Pegasystems provides robust and scalable customer service management solutions that can support thousands of concurrent users based in multiple countries, speaking different languages, and working with different currencies. A representative list of the Company's major customers and the uses to which they apply the Company's products is shown below:

   Advanta Services Corporation -- Credit card operations, including telephony center, correspondence generation, dispute and chargeback processing.

   Banco Popular de Puerto Rico -- Retail service center automation, check research and consumer loan inquiry and service.

   Bank of America -- Retail/check customer service and research, automation of branch support centers. Institutional funds transfer and foreign exchange customer service for U.S. and European operations. Credit and debit card correspondence, dispute and chargeback service processing.

   Bank of Ireland -- Retail/check clearings and research, automation of branch support centers, and exception/credit item review and verification.

   Banque Nationale de Paris -- Institutional funds transfer service, research and archive.

   Barclays Bank -- Institutional funds transfer and foreign exchange customer service for international operations. Credit card (merchant and individual) service including telephony center, correspondence, dispute and chargeback processing.

   Cedel Bank -- Global custody and securities movement and control customer service.

   Citibank -- Global funds transfer and foreign exchange customer service. Check-related customer service and research. Domestic MasterCard service including image integration, correspondence, dispute and chargeback processing.

   Colonial Group -- Mutual fund customer service supporting telephony center and correspondence.

   Federal Reserve Banks of Boston and San Francisco -- Check processing customer service, suspense ledger management, research, adjustment and archive.

   Fidelity Investments -- Mutual fund customer service supporting telephony center and correspondence.

   First National Bank of Chicago -- Retail/check customer service and research. Wholesale banking, funds transfer, check, corporate lockbox and interbank compensation service for global operations.

   Franklin/Templeton -- Mutual fund customer service supporting telephony center, correspondence and research.

   Household Credit Services -- Credit card service including telephony center, correspondence, dispute and chargeback processing. Private label customer service for major retailers.

   Marine Midland -- Institutional funds transfer customer service.

   Mellon Bank -- Retail/check customer service, research and archive. Wholesale, institutional, cash management, and corporate lockbox customer service.

   Prudential Securities -- "All-in-one" account support and service for brokerage, credit, and clearing transactions.

   Trans Union Corporation -- Credit bureau data-management customer service for institutional customers and real estate property appraisal processing.

Sales and Marketing

   The Company markets its software and services primarily through a direct sales force. As of April 30, 1996, the Company's sales force consisted of four people located in the Company's Cambridge, Massachusetts headquarters, and two people based in the Company's United Kingdom office. The Company intends to increase substantially the size of its sales force, which will be necessary if the Company is to achieve significant revenue growth in the future. Competition for qualified sales personnel is intense and there can be no assurance that the Company will be able to attract such personnel. If the Company is unable to hire additional qualified sales personnel on a timely basis, the Company's business, operating results and financial condition could be materially and adversely affected. See "Risk Factors-- Dependence on Key Personnel."

   In the future, the Company may market and sell its products through value added resellers (VARs) and systems integrators. There can be no assurance, however, that the Company will be able to attract and retain VARs and system integrators that will be able to market and sell the Company's products effectively.

   To support its sales force, the Company conducts marketing programs which include trade shows, public relations and seminars. Sales leads are also generated by the Company's consulting staff.

   In 1993, 1994 and 1995, international sales represented 10%, 24% and 10%, respectively, of the Company's total revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

Product Development

   Since its inception, the Company has made substantial investments in product development. The Company believes that its future performance depends on its ability to maintain and enhance its current products and develop new products. The Company's product development priorities include (1) developing the capability of the Company's systems to operate with additional third party relational databases such as Oracle; (2) developing standard Application Programming Interfaces that allow other client workstation and server applications to interoperate with the Company's systems; and (3) enhancing existing interfaces between the Company's systems and popular applications such as e-mail, spreadsheets and Lotus Notes.

   In 1993, 1994, 1995 and the three months ended March 31, 1996, the Company's research and development expenses were approximately $3.8 million, $5.4 million, $7.1 million and $1.6 million, respectively.

Competition

   The customer service management software market is intensely competitive and subject to rapid change. Competitors vary in size and in the scope and breadth of the products and services offered. The Company encounters competition primarily from internal information systems departments of potential or current customers that develop custom software. The Company also competes with: (1) software companies that target the customer interaction or workflow markets such as Remedy Corporation, Scopus Technology, Inc. and The Vantive Corporation; (2) companies that target specific service areas such as DST Systems Inc. and First Data Corp.; and (3) professional services organizations such as Andersen Consulting that develop custom software in conjunction with rendering consulting services. In addition, the Company expects additional competition from other established and emerging companies, including Oracle Corporation and SAP AG, as the market continues to develop and expand. Increased competition may result in price reductions, less beneficial contract terms, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition.

   The Company believes that the principal competitive factors affecting its market include product features such as adaptability, scalability, ability to integrate with other products and technologies, functionality and ease-of-use, the timely development and introduction of new products and product enhancements, as well as product reputation, quality, performance, price, customer service and support, and the vendor's reputation. Although the Company believes that its products currently compete favorably with regard to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors.

   Many of the Company's competitors have greater resources than the Company, and may be able to respond more quickly and efficiently to new or emerging technologies, programming languages or standards, or to changes in customer requirements or preferences. Many of the Company's competitors can devote greater managerial or financial resources than the Company can to develop, promote and distribute customer service management software products and provide related consulting, training and support services. There can be no assurance that the Company's current or future competitors will not develop products or services which may be superior in one or more respects to the Company's or which may gain greater market acceptance. Some of the Company's competitors have established or may establish cooperative arrangements or strategic alliances among themselves or with third parties, thus enhancing their abilities to compete with the Company. It is likely that new competitors will emerge and rapidly acquire market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that the competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition. See "Risk Factors--Intense Competition."

Intellectual Property and Licenses

   The Company relies primarily on a combination of copyright, trademark and trade secrets laws, as well as confidentiality agreements to protect its proprietary rights. The Company also has one patent application pending in the United States relating to the architecture of the Company's systems. While the Company believes that its pending patent application relates to a patentable invention, there can be no assurance that such patent application or any future patent application will be granted or that any patent relied upon by the Company in the future will not be challenged, invalidated or circumvented or that rights granted thereunder will provide competitive advantages to the Company. Moreover, despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain the use of information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

   The Company is not aware that any of its products infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

   From time to time, the Company licenses software from third parties for use with its products. The Company believes that no such license agreement to which it is presently a party is material and that if any such license agreement were to terminate for any reason, the Company would be able to obtain a license or otherwise acquire other comparable technology or software on terms and on a timetable that would not be materially adverse to the Company.

Employees

   As of April 30, 1996, the Company had a total of 160 employees, of whom 135 were based in the United States and 25 were based in the United Kingdom. Of the total, 73 were in research and development, 50 were in consulting and customer support, 15 were in sales and marketing, six were in market strategy and delivery and 16 were in administration and finance. The Company's future performance depends in significant part upon the continued service of its key technical, sales and marketing and senior management personnel and its continuing ability to attract and retain highly qualified technical, sales and marketing and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting or retaining such personnel in the future. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk Factors--Dependence on Key Personnel."

Facilities

   Pegasystems' principal administrative, sales, marketing, support, and research and development operations are located in a 35,000 square foot leased facility in Cambridge, Massachusetts. The lease for this facility expires in March 1997, subject to the Company's option to extend the term for up to eight additional years. The Company also leases offices in New York, New York, Chicago, Illinois, Dallas, Texas, San Francisco, California and Reading, United Kingdom pursuant to leases expiring between March 1997 and July 2006. The Company believes that additional or alternative space will be available in the future on commercially reasonable terms as needed.

Legal Proceedings

   The Company is not a party to any material pending litigation or other legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The executive officers and directors of the Company and their ages are as follows:

Name                     Age                       Position
- ----                     ---                       --------
Alan Trefler                40     President, Clerk and Director
Clifford R. Balzer          45     Vice President of Reengineering and Client
                                   Services
Eugene A. Bonte             45     Vice President of Market Strategy and
                                   Delivery
Joseph J. Friscia           41     Vice President of Sales and Marketing
Kenneth W. Olson            46     Vice President of Technical Development
Michael R. Pyle             41     Vice President of Applications Development
Ira Vishner                 42     Vice President of Corporate Services,
                                   Treasurer, Chief Financial Officer and
                                   Director
Edward A. Maybury(1)(2)     56     Director
Edward B. Roberts(1)        60     Director
Leonard A.                  43     Director
  Schlesinger(2)
Thomas E. Swithenbank       51     Director

- -------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

   Alan Trefler, a founder of the Company, has served as President and Clerk and has been a director since the Company's organization in 1983. Prior thereto, he managed an electronic funds transfer product for TMI Systems Corporation, a software and services company. Mr. Trefler holds a degree in economics and computer science from Dartmouth College.

   Clifford R. Balzer joined the Company in December 1995 as Vice President of Reengineering and Client Services. From January through November 1995, he was a Senior Consultant for Arthur D. Little, a research and consulting firm. From July 1990 through January 1995, Mr. Balzer was employed as a Director of U.S. Consulting by DMR Group, Inc., an international consulting firm. Mr. Balzer holds a B.A. from Kansas Wesleyan University and an M.B.A. from Fordham University.

   Eugene A. Bonte joined the Company in April 1996 as Vice President of Market Strategy and Development. He was a founder of Object Design, Inc., a developer of object database management systems and tools, where he served as Vice President from August 1988 through September 1995 and was responsible, at different times, for marketing, corporate development and product management. Mr. Bonte holds a B.A. from The Johns Hopkins University and an M.B.A. from the Harvard Business School.

   Joseph J. Friscia joined the Company in 1984 to establish its New York office and has served as Vice President of Sales and Marketing since 1987. Prior to joining the Company, he worked as a money transfer operations manager with Bankers Trust Company and J. Henry Schroder Bank and Trust Company. Mr. Friscia holds a B.A. from Long Island University and an M.B.A. from Adelphi University.

   Kenneth W. Olson, a founder of the Company, has served as Vice President of Technical Development since 1983. Prior thereto, he managed the development of specialized computer systems for large-volume transaction processing for TMI Systems Corporation. Mr. Olson holds an S.B. in Humanities and Sciences from the Massachusetts Institute of Technology.

   Michael R. Pyle joined the Company in 1985 as an application development manager and has been Vice President of Applications Development since 1990. Mr. Pyle holds a B.C.S. from the CS College in

London. Prior to joining the Company, Mr. Pyle worked in Europe and the United States developing and deploying large-scale communications systems for the financial and commercial sectors.

   Ira Vishner, a founder of the Company, has served as Vice President of Corporate Services, Treasurer and Chief Financial Officer of the Company since 1983 and has been a director since 1994. Prior to 1983, he worked in the executive offices of TMI Systems Corporation where he was responsible for corporate planning, financial analysis and product marketing. Mr. Vishner holds an S.B. in Mathematics from the Massachusetts Institute of Technology.

   Edward A. Maybury has been a director of the Company since its organization in 1983. Since July 1991, he has served as a director, and from July 1991 through May 1993 was the President and Chief Executive Officer, of Creative Systems, Inc., a software and services company. Prior thereto, Mr. Maybury was the Chief Executive Officer of Data Architect Systems, Inc., a software and services company.

   Edward B. Roberts has been a director of the Company since June 1996. Since 1961, he has been a Professor of Management of Technologies at the Massachusetts Institute of Technology. He was co-founder and chairman, from 1963 until June 1995, of Pugh-Roberts Associates, Inc., an international management consulting firm specializing in strategic planning and technology management. In addition, Dr. Roberts co-founded and is a director of Medical Information Technology, Inc., a provider of hospital information systems. Dr. Roberts is also a director of Advanced Magnetics, Inc., a medical imaging company, and Selfcare, Inc., a manufacturer of home medical diagnostic products, and is a general partner of Zero Stage Capital, a venture capital firm.

   Leonard A. Schlesinger has been a director of the Company since June 1996. He has been a Professor of Business Administration at the Harvard Business School since 1988, where he is chairman of the Service Management Group, an interdisciplinary faculty group that focuses on customer service. Professor Schlesinger is also a director of Limited, Inc., a clothing retailer, and Borders Group, Inc., a book and movie store chain.

   Thomas E. Swithenbank has been a director of the Company since June 1996. Since 1990, he has been President and Chief Executive Officer of Harte-Hanks Data Technologies, a computer software and servicing company specializing in database marketing systems. Prior thereto, Mr. Swithenbank was President of International Data Corporation, a world-wide computer marketing consulting firm. Mr. Swithenbank has an A.B. from Harvard University and an M.B.A. from the Harvard Business School.

Classes of Directors

   Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Swithenbank and Trefler will serve in the class whose term expires in 1997; Messrs. Maybury and Schlesinger will serve in the class whose term expires in 1998; and Messrs. Roberts and Vishner will serve in the class whose term expires in 1999. Upon the expiration of the term of a class of directors, directors within such class will be elected for a three-year term at the annual meeting of stockholders in the year in which such term expires.

Executive Officers

   Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

Board Committees

   The Company's Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee is responsible for nominating the Company's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent accountants and reviewing the financial statements of the Company. Messrs. Maybury and Roberts are currently the members of the Audit Committee. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of the Company to the Board of Directors and for administering the Company's stock plans. Messrs. Maybury and Schlesinger are currently the members of the Compensation Committee.

Director Compensation

   Each non-employee director of the Company receives $1,000 for every Board or committee meeting attended. The Company also reimburses non-employee directors for expenses incurred in attending Board meetings. In addition, non-employee directors of the Company will receive stock options under the 1996 Non-Employee Director Stock Option Plan. See "Management--Stock Plans." No other compensation is paid to directors for attending Board or committee meetings. Messrs. Maybury, Roberts, Schlesinger and Swithenbank are currently the non-employee directors of the Company.

Executive Compensation

   The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the year ended December 31, 1995 by (i) the Company's Chief Executive Officer and (ii) the four most highly compensated other executive officers who received annual compensation in excess of $100,000 (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                                   Annual Compensation (1)
                                                   -----------------------
                                                                            All Other
Name and Principal Position                       Salary       Bonus      Compensation
- ----------------------------------------------     -------    ---------   -------------

Alan Trefler, President                          $171,250     $23,545(2)       --
Joseph J. Friscia, Vice President of Sales and
  Marketing                                       124,583      24,154(3)       --
Michael R. Pyle, Vice President of
  Applications Development                        102,083      23,044(2)       --
Ira Vishner, Vice President of Corporate
  Services, Treasurer and Chief Financial
  Officer                                         100,500      16,892(2)   $ 8,483(4)
Kenneth W. Olson, Vice President of Technical
  Development                                      98,083      13,118(2)    30,000(4)

- -------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of the Named Executive Officers for 1995.

(2) The amounts presented are bonuses earned between July 1994 and June 1995, and paid in 1995. Bonuses, if any, for the period from July 1995 through June 1996 have not yet been determined.

(3) The amount presented is bonus earned in 1995 and paid in February 1996. Mr. Friscia earned a bonus of $66,650 in 1994, which was paid in February 1995.

(4) Represents payments in lieu of paid days off.

Option Grants

   No stock options or stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during 1995.

Year-End Option Table

   The following table sets forth certain information concerning the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 1995. No SARs or stock options were exercised during 1995.

                            Year-End Option Values

                                   Number of Shares
                                      Underlying                Value of Unexercised
                                 Unexercised Options          In-the-Money Options at
                                   at Year-End (1)                  Year-End (2)
                             ---------------------------   -----------------------------
Name                         Exercisable   Unexercisable   Exercisable     Unexercisable
- ----                         -----------   -------------   -----------     -------------
Alan Trefler                      --             --             --              --
Joseph J. Friscia              180,000       216,000 (3)    $2,281,212      $2,737,454
Michael R. Pyle                151,200       172,800 (3)     1,916,218       2,189,963
Ira Vishner                       --             --             --              --
Kenneth W. Olson                  --             --             --              --


- -------------

(1) The exercise price for each of the unexercised options included in the above table is approximately $0.33 per share.

(2) There was no public trading market for the Common Stock as of December 31, 1995. Accordingly, as permitted by the rules of the Securities and Exchange Commission, these values have been calculated on the basis of an assumed market value of $13.00 per share, which is the mid-point of the estimated initial public offering price range of $12.00 to $14.00 per share.

(3) These options vest in equal installments on December 29, 1996, 1997, 1998 and 1999.

Merit Payment Program

   The Company frequently awards merit payments to its employees as part of a performance assessment process, under which employees may be awarded cash payments based upon individual performance. All employees are eligible to receive merit payments. Historically, the Company's supervisors have been responsible for recommending the amount of merit payment for each of the employees under their direct review. These recommendations are then reviewed by the Board of Directors to promote consistency among departments. Awards of merit payments are made at the discretion of supervisors and the Board of Directors, based upon their opinions of employees' respective contributions to the Company. Awards have generally been made in connection with annual employee reviews.

Sales Compensation

   In addition to base salary, the Company pays commissions to its sales personnel based on the attainment of annual sales quotas, monthly fees generated during the period from July 1 through June 30 of each year, and cash received by the Company from new accounts within one year after the initial signing of a contract with a customer.

Stock Plans

 1994 Long-Term Incentive Plan

   The Company's 1994 Long-Term Incentive Plan (the "1994 Plan") was adopted by the Board of Directors on November 23, 1994, and approved by the stockholders on April 21, 1995. The 1994 Plan provides for the issuance of a maximum of 5,000,000 shares of Common Stock pursuant to the grant of incentive stock options ("ISOs") to employees and nonqualified stock options ("NSOs"), stock appreciation rights ("SARs"), restricted stock or long-term performance awards to employees, consultants, directors and officers of the Company. Long-term performance awards may be made in cash or in stock, must be awarded in connection with a performance period of at least two years, and are based on performance objectives determined by the Compensation Committee. At April 30, 1996, the Company had 161 employees eligible to participate in the 1994 Plan and options to purchase 2,409,000 were outstanding. To date, no restricted stock, SARs or long-term performance awards have been granted under the 1994 Plan.

The 1994 Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Subject to the provisions of the 1994 Plan, the Compensation Committee has the authority to select the optionees or SAR, long-term performance award or restricted stock recipients and determine the terms of the options, SARs, long-term performance awards or restricted stock granted, including: (i) the number of shares or SARs; (ii) the option exercise terms; (iii) the amount of awards; (iv) the exercise or purchase price (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant); (v) the type and duration of transfer or other restrictions; and (vi) the time and form of payment for restricted stock and upon exercise of options. Generally, an option is not transferable by the optionholder except by will or by the laws of descent and distribution. No option may be exercised following termination for cause or voluntary termination, or more than three months following involuntary termination. Upon termination due to death, an option is exercisable for a maximum of one year after such termination, and upon termination due to disability, the option is exercisable for a maximum of two years after such termination.

   Federal Income Tax Consequences. The following is a brief description of the federal income tax consequences related to options awarded under the 1994 Plan.

   ISOs. A participant who receives an ISO will recognize no taxable income for regular federal income tax purposes upon either the grant or the exercise of such ISO. However, when a participant exercises an ISO, the difference between the fair market value of the shares purchased and the option price of those shares will be includible in determining the participant's alternative minimum taxable income.

   If the shares are retained by the participant for at least one year from date of exercise and two years from date of grant of the option, gain will be taxable to the participant, upon sale of the shares acquired upon exercise of the ISO, as a long-term capital gain. In general, the adjusted basis for the shares acquired upon exercise will be the option price paid with respect to such exercise. The Company will not be entitled to a tax deduction upon the exercise of an ISO.

   If the shares are sold within a period of one year from the date of exercise or two years from the date of grant of the ISO, the participant will be required to recognize ordinary income equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise or the amount realized on the sale or exchange of the shares and the Company will be entitled to a tax deduction of an equal amount. Any additional gain will be treated as long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. If the participant sells the stock for less than the option price, the participant will recognize a capital loss equal to the difference between the sale price and the option price. The loss will be a long- term capital loss if the shares are held for more than one year prior to the sale and short-term if the shares are held for a shorter period.

   NSOs. A participant will not recognize taxable income for federal income tax purposes at the time an NSO is granted. However, the participant will recognize compensation taxable as ordinary income at the time of exercise for all shares which are not subject to a substantial risk of forfeiture. The amount of such compensation will be the difference between the option price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is deemed to have recognized compensation income with respect to shares received upon exercise of the NSO. The participant's basis in the shares will be adjusted by adding the amount so recognized as compensation to the purchase price paid by the participant for the shares.

   The participant will recognize gain or loss when he or she disposes of shares obtained upon exercise of an NSO in an amount equal to the difference between the selling price and the participant's tax basis in such shares. Such gain or loss will be treated as long-term or short-term capital gain or loss, depending upon the holding period.

1996 Non-Employee Director Stock Option Plan

   The 1996 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors on May 13, 1996 and approved by the stockholders on June 26, 1996. The Director Plan provides for the grant of options for the purchase of up to 250,000 shares of Common Stock of the Company. To date, no options have been granted under the Director Plan.

   The Director Plan is administered by the Compensation Committee and provides that each person who becomes a director of the Company after May 13, 1996, and who is not also an employee of the Company will receive upon initial election to the Board of Directors an option to purchase 30,000 shares of Common Stock vesting in equal annual installments over five years. The exercise price for all options granted under the Director Plan will be equal to the market price of the Common Stock as of the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable, only to the extent vested, within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while he or she is serving as a director of the Company, the option is exercisable until the earlier of the scheduled expiration date of the option or one year from the date of death or disability).

   Federal Income Tax Consequences. All options granted under the Director Plan are NSOs. See the discussion concerning the 1994 Plan above for a description of the federal income tax consequences of NSOs.

 1996 Employee Stock Purchase Plan

   The 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors on May 13, 1996 and approved by the stockholders on June 26, 1996. An aggregate of 500,000 shares of Common Stock are reserved for issuance pursuant to this plan.

   The Stock Purchase Plan is administered by the Compensation Committee. All employees of the Company whose customary employment is in excess of 20 hours per week and more than five months per year, other than those employees who own 5% or more of the stock of the Company, are eligible to participate in the Stock Purchase Plan. As of April 30, 1996, approximately 135 of the Company's employees would have been eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan will be implemented by one or more offerings of such duration as the Compensation Committee may determine, provided that no offering period may be longer than 27 months. An eligible employee participating in an offering will be able to purchase Common Stock at a price equal to the lesser of: (i) 85% of its fair market value on the date the right was granted, or (ii) 85% of its fair market value on the date the right was exercised. Payment for Common Stock purchased under the Stock Purchase Plan will be through regular payroll deduction or lump sum cash payment, or both, as determined by the Compensation Committee. The maximum value of Common Stock an employee may purchase during an offering period is 10% of the employee's base salary during such period, calculated on the basis of the employee's compensation rate on the date the employee elects to participate in that offering.

   To date, there have been no offerings under the Stock Purchase Plan and no shares of Common Stock have been issued thereunder.

   Federal Income Tax Consequences. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") which provides that an employee will not realize any federal tax consequences when such employee joins the Stock Purchase Plan, or when an offering ends and such employee receives shares of the Company's Common Stock. An employee must, however, recognize income or loss on the difference, if any, between the price at which he or she sells the shares and the price he or she paid for them. If any employee has owned shares purchased under the plan for more than one year, disposes of them at least two years after the date the offering commenced, and the market price of the shares on the date of sale is equal to or less than the purchase price under the Stock Purchase Plan, he or she will recognize a long-term capital loss in the amount equal to the price paid over the sale price. If an employee has owned shares for more than one year, more than two years has elapsed from the date the offering commenced, and the market price of the shares on the date of sale is higher than the purchase price under the Stock Purchase Plan, the employee must recognize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the day the offering commenced over the price paid, or (ii) the excess of the amount actually received for the shares over the purchase price. Any further gain would be treated as long-term capital gain.

   If an employee sells shares purchased under the Stock Purchase Plan prior to holding them for more than one year or prior to two years from the date the offering commenced, he or she must recognize ordinary income in the amount of the difference between the price he or she paid and the market price of the shares on the date of purchase and the Company will receive an expense deduction for the same amount. The employee will recognize a capital gain or loss on the difference between the sale price and the market price on the date of purchase. The Company will not be entitled to a tax deduction upon either the purchase or sale of shares under the Stock Purchase Plan if the holding period requirements set forth above are met. The Stock Purchase Plan is not qualified under Section 401(a) of the Code.

 401(k) Plan

   In December 1989, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's domestic employees upon commencement of employment and attainment of the age of 18. Participants may elect to contribute to the 401(k) Plan up to the lesser of the statutorily prescribed annual limit ($9,500 in 1996) or 20% of their total pre-tax compensation. The 401(k) Plan permits, but does not require, the Company to make additional matching contributions on behalf of participants. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Participants are fully vested in their deferred salary contributions, and Company contributions, if any, vest 20% after three years and an additional 20% on each anniversary thereof. The administrator of the 401(k) Plan, at the direction of each participant, invests the plan assets of such participant among various investment options. Participants have the option of obtaining loans from the 401(k) Plan secured by their account balances.

Vacation Policy

   The Company generally provides its employees with a flexible vacation and paid time off policy. This policy provides that employees are given one block of paid days off for all uses, including vacation, sick days, personal days and holidays. The number of paid days off given to each employee per year varies according to each employee's length of service with the Company. Unused paid days off are carried over from year to year. Employees are generally entitled to payment in cash for the value of unused paid days off. The Company retains the right to repurchase paid days off in excess of thirty at the end of any quarter from employees who have accumulated more than thirty paid days off.

Compensation Committee Interlocks and Insider Participation

   In 1995, decisions concerning compensation of executive officers were made by the Board of Directors which included Mr. Trefler, the President of the Company, and Mr. Vishner, a Vice President and the Chief Financial Officer of the Company. The Company recently established a Compensation Committee of its Board of Directors, which currently consists of Messrs. Maybury and Schlesinger. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of the Company.

                             CERTAIN TRANSACTIONS

   The Company has adopted a policy whereby all future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors. No such transactions are currently being considered.

   The Company borrowed $230,000 from its President, Alan Trefler, in order to increase the Company's working capital and to fund operations. This loan, which was evidenced by a note renewed in January 1993 and bore interest at a rate of 8.5% per annum, was repaid in full by the Company in 1995.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 13, 1996, and as adjusted for the sale of the shares of Common Stock offered hereby, by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director and Named Executive Officer of the Company,
(iii) all directors and executive officers of the Company as a group, and
(iv) each Selling Stockholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                                    Shares to be
                              Shares Beneficially                Beneficially Owned
                                 Owned Prior to                  After Offering (1)
                                  Offering (1)                           (2)
                               -------------------              ---------------------
                                                      Number
                                                        of
                              Number of               Shares    Number of
Name                            Shares    Percent     Offered     Shares     Percent
- --------------------------    ----------  -------     -------   ----------   --------
Alan Trefler                 22,488,000     95.7%    385,900   22,102,100      84.1%
Joseph J. Friscia (3)           234,000       *       90,000      144,000        *
Michael R. Pyle (4)             151,200       *       64,800       86,400        *
Ira Vishner                     346,500      1.5      69,300      277,200       1.1
Kenneth W. Olson                450,000      1.9      90,000      360,000       1.4
Edward A. Maybury                --          --         --         --           --
Edward B. Roberts                --          --         --         --           --
Leonard A. Schlesinger           --          --         --         --           --
Thomas E. Swithenbank            --          --         --         --           --
All directors and
  executive officers as a
  group (11 persons) (5)     23,669,700     99.4     700,000   22,969,700      86.6

- -------------

* Less than 1% of the outstanding Common Stock.

(1) The number of shares of Common Stock deemed outstanding prior to the offering includes (i) 23,490,000 shares of Common Stock outstanding as of May 13, 1996 and (ii) shares issuable pursuant to outstanding options held by the respective person or group which are currently exercisable or which will be exercisable within 60 days of May 13, 1996, as set forth below. The number of shares of Common Stock deemed outstanding after this offering includes (i) 2,700,000 shares which are being offered for sale by the Company in this offering and (ii) 100,800 shares issuable upon exercise of stock options to be exercised immediately prior to the closing of this offering.

(2) Assumes no exercise of the Underwriters' over-allotment option.

(3) Shares beneficially owned prior to offering includes 180,000 shares of Common Stock subject to stock options exercisable within 60 days of May 13, 1996, 36,000 of which shares will be issued upon the exercise of options immediately prior to the closing of this offering; shares to be beneficially owned after offering consists solely of shares of Common Stock subject to stock options exercisable within 60 days of May 13, 1996.

(4) Consists solely of shares of Common Stock subject to stock options exercisable within 60 days of May 13, 1996, 64,800 of which shares will be issued upon the exercise of options immediately prior to the closing of this offering.

(5) Shares beneficially owned prior to offering includes 331,200 shares of Common Stock subject to stock options exercisable within 60 days of May 13, 1996, 100,800 of which shares will be issued upon the exercise of options immediately prior to the closing of this offering; shares to be beneficially owned after offering includes 230,400 shares of Common Stock subject to stock options exercisable within 60 days of May 13, 1996.

                          DESCRIPTION OF CAPITAL STOCK

   Effective upon the filing of the Restated Articles of Organization (the "Restated Articles") prior to this offering, the authorized capital stock of the Company will consist of 45,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), which may be issued in one or more series.

Common Stock

   As of May 13, 1996, there were 23,490,000 shares of Common Stock outstanding and held of record by twelve stockholders. Based upon the number of shares outstanding as of that date and giving effect to (i) the issuance of the 2,700,000 shares of Common Stock offered by the Company hereby, and
(ii) the exercise of options to purchase 100,800 shares of Common Stock anticipated to occur immediately prior to the closing of this offering, there will be 26,290,800 shares of Common Stock outstanding upon the closing of this offering.

   Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

Preferred Stock

   Upon filing of the Restated Articles, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors--Potential Adverse Effects of Anti-Takeover Provisions; Possible Issuance of Preferred Stock."

Massachusetts Law and Certain Provisions of the Company's Restated Articles of Organization and Restated By-Laws

   Following this offering, the Company expects that it will have more than 200 stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own)

5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder.


   The Company's Restated Articles and the Restated By-Laws (the "Restated By-Laws") provide for a classified board of directors consisting of three classes as nearly equal in size as possible. See "Management--Executive Officers and Directors." In addition, the Restated Articles and Restated By-Laws provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares issued outstanding and entitled to vote. Under the Restated Articles and Restated By-Laws, any vacancy, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by a vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.


   The Restated By-Laws include a provision excluding the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions". In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Company's Restated By-Laws at any time to subject the Company to this statute prospectively.

   The Restated By-Laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company not less than 90 days prior to the scheduled meeting. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made and any other stockholder known to be supporting the proposal. The Restated By- Laws further provide that a special stockholders meeting may be called by the president or the Board of Directors or upon the request of stockholders holding at least 40% of the voting power of the Company. These provisions may discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding shares, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting.

   The Restated By-Laws provide that the directors, officers, employees and certain other agents of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. In addition, the Restated Articles provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for the Company's Common Stock is Fleet National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon the closing of this offering, the Company will have an aggregate of 26,290,800 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options to purchase Common Stock other than the options to purchase 100,800 shares to be exercised immediately prior to the closing of this offering by certain Selling Stockholders. Of these shares, the 3,400,000 shares sold in this offering are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally only be sold in compliance with the limitations of Rule 144 described below.

   The remaining 22,890,800 shares of Common Stock are deemed "Restricted Securities" as defined under Rule 144. Restricted Securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the executive officers and directors of the Company entering into lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows: (i) 12,000 shares will be available for immediate sale in the public market on the date of this Prospectus, (ii) 139,500 shares will be eligible for sale 90 days after the date of this Prospectus and (iii) 22,739,300 shares will be eligible for sale upon the expiration of lock-up agreements 180 days after the date of this Prospectus.

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 262,000 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such stockholder's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. The Securities and Exchange Commission has recently proposed to reduce the two- and three-year holding periods under Rule 144 to one and two years, respectively. If enacted, such modifications will have material effect on the timing of when certain shares of Common Stock become eligible for resale.

   Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to written plans such as the 1994 Plan may be resold by persons other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period.

   Shortly after the date of this Prospectus, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the 1994 Plan, the Director Plan and the Stock Purchase Plan (collectively, the "Stock Plans"). See "Management--Stock Plans." Such registration statement is expected to become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

   Prior to this offering, there has not been any public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

Except to the extent they have agreed to sell shares in the offering, all directors and officers, who hold in the aggregate 23,338,500 shares of Common Stock and options to purchase 906,000 shares of Common Stock, have agreed, pursuant to agreements with the representatives of the Underwriters, that they will not, without the prior written consent of the representatives of the Underwriters, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 180-day period following the date of this Prospectus.

   The Company has agreed not to sell or otherwise dispose of any shares of Common Stock during the 180-day period following the date of the Prospectus, except the Company may issue, and grant options to purchase, shares of Common Stock under the Stock Plans. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

                                LEGAL MATTERS

   The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company and the Selling Stockholders by Choate, Hall & Stewart, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts.

                                   EXPERTS

   The consolidated financial statements of Pegasystems Inc., at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules filed therewith, may be inspected without charge at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of the Registration Statement may be obtained from the Commission from its Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees.

   The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                                PEGASYSTEMS INC.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                           Page
                                                                                                           ----
Report of Independent Auditors                                                                              F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and
  as of March 31, 1996 (unaudited)                                                                          F-3
Consolidated Statements of Income for the years ended December 31, 1993, 1994 and
  1995 and for the three months ended March 31, 1995 and 1996 (unaudited)                                   F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1993,
  1994 and 1995 and for the three months ended March 31, 1996 (unaudited)                                   F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
  and 1995 and for the three months ended March 31, 1995 and 1996 (unaudited)                               F-6
Notes to Consolidated Financial Statements                                                                  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Pegasystems Inc.

   We have audited the accompanying consolidated balance sheets of Pegasystems Inc. as of December 31, 1994 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pegasystems Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


ERNST & YOUNG LLP
Boston, Massachusetts
May 6, 1996, except for Notes 10 and 11, as to which the date is July 10, 1996.

                                PEGASYSTEMS INC.

                         CONSOLIDATED BALANCE SHEETS


                                                       December 31,
                                                      ----------------
                                                                         March 31,
                                                      1994      1995        1996
                                                      ----      ----     ---------
                                                                        (unaudited)
                                                          (in thousands except
                                                          share-related data)
                      Assets
Current assets:
Cash and cash equivalents                           $   456   $   511     $ 2,644
Trade and installment accounts receivable, net of
  allowance for doubtful accounts of $0 and $434
  at December 31, 1994 and 1995, respectively,
  and $434 at March 31, 1996                          8,315     8,896       9,628
Prepaid expenses and other assets                       204       425         342
                                                    -------   -------     -------
    Total current assets                              8,975     9,832      12,614
Long-term license installments, net                   9,135    13,399      11,444
Equipment and improvements, net                       1,564     2,172       2,143
Software development costs, net                       1,113       473         354
                                                    -------   -------     -------
    Total assets                                    $20,787   $25,876     $26,555
                                                    =======   =======     =======
       Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses               $ 1,991   $ 1,747     $   970
Deferred revenue                                        139       114         803
Current portion of long-term debt                       378       782         730
Deferred income taxes                                 1,976     2,796       3,159
Note payable to stockholder                              50      --          --
                                                    -------   -------     -------
    Total current liabilities                         4,534     5,439       5,662
Deferred income taxes                                 3,931     4,947       5,085
Long-term debt                                          450       816         672
Stockholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares
  authorized; no shares issued and outstanding         --        --          --
Common stock, $.01 par value, 45,000,000 shares
  authorized, 23,490,000 shares issued and
  outstanding                                           235       235         235
Additional paid-in-capital                               15       106         106
Deferred compensation                                  --         (91)        (86)
Retained earnings                                    11,644    14,522      15,003
Cumulative foreign currency translation
  adjustment                                            (22)      (98)       (122)
                                                    -------   -------     -------
                                                     11,872    14,674      15,136
                                                    -------   -------     -------
    Total liabilities and stockholders' equity      $20,787   $25,876     $26,555
                                                    =======   =======     =======


                           See accompanying notes.

                                PEGASYSTEMS INC.

                      CONSOLIDATED STATEMENTS OF INCOME



                                                                          Three Months Ended
                                       Year Ended December 31,                 March 31,
                                  -----------------------------------   -----------------------
                                    1993         1994         1995         1995         1996
                                  ---------    ---------    ---------    ---------   ----------
                                                                              (unaudited)
                                            (in thousands except share-related data)
Revenue
  Software license                  $6,448       $9,662      $13,528      $2,209         $2,520
  Services                           3,764        6,601        8,719       1,796          2,421
                                ----------   ----------   ----------   ---------    -----------
   Total Revenue                    10,212       16,263       22,247       4,005          4,941
Cost of Revenue
  Cost of software license           1,242        1,075          635         191            118
  Cost of services                   2,227        3,791        6,161       1,249          1,405
                                ----------   ----------   ----------   ---------    -----------
   Total cost of revenue             3,469        4,866        6,796       1,440          1,523
                                ----------   ----------   ----------   ---------    -----------
Gross profit                         6,743       11,397       15,451       2,565          3,418
Operating expenses
  Research and development           3,766        5,440        7,061       1,438          1,604
  Sales and marketing                1,350        2,629        3,592         797            974
  General and administrative           834        1,092        1,541         327            389
                                ----------   ----------   ----------   ---------    -----------
   Total operating expenses          5,950        9,161       12,194       2,562          2,967
                                ----------   ----------   ----------   ---------    -----------
Income from operations                 793        2,236        3,257           3            451
License interest income              1,305        1,457        1,486         370            368
Other interest income                   27           21           16           6             12
Interest expense                       (32)         (56)        (118)        (18)           (39)
                                ----------   ----------   ----------   ---------    -----------
Income before provision for
  income taxes                       2,093        3,658        4,641         361            792
Provision for income taxes             860        1,465        1,763         137            311
                                ----------   ----------   ----------   ---------    -----------
  Net income                        $1,233       $2,193       $2,878        $224           $481
                                ==========   ==========   ==========   =========    ===========
Net income per common and
  common equivalent share             $.05         $.09         $.11        $.01           $.02
                                ==========   ==========   ==========   =========    ===========
Weighted average number of
  common and common
  equivalent shares
  outstanding                   24,231,000   24,102,000   25,551,000  25,600,000     25,505,000
                                ==========   ==========   ==========  ==========     ==========



                           See accompanying notes.

                                PEGASYSTEMS INC.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      Common Stock
                                    ------------------
                                                                                              Cumulative
                                                                                               Foreign
                                     Number             Additional                             Currency        Total
                                       of                 Paid-in    Deferred      Retained  Translation   Stockholders'
                                     Shares    Amount     Capital  Compensation    Earnings   Adjustment       Equity
                                    ---------  ------    --------  ------------    --------   ----------   -------------
(in thousands except for share-related data)
Balance at December 31, 1992       22,500,000    $225       --        --          $ 8,218        --          $ 8,443
Exercise of stock options             117,000       1       --        --             --          --                1
Net income                             --         --        --        --            1,233        --            1,233
                                   ----------    ----       ---       ---         -------      -----         -------
Balance at December 31, 1993       22,617,000     226       --        --            9,451        --            9,677
Exercise of stock options             873,000       9       $15       --             --          --               24
Foreign currency translation
  adjustment                           --         --        --        --             --        $ (22)            (22)
Net income                             --         --        --        --            2,193        --            2,193
                                   ----------    ----       ---       ---         -------      -----         -------
Balance at December 31, 1994       23,490,000     235        15       --           11,644        (22)         11,872
Foreign currency translation
  adjustment                           --         --        --        --             --          (76)            (76)
Issuance of stock options              --         --         91      $(91)           --          --              --
Net income                             --         --        --        --            2,878        --            2,878
                                   ----------    ----       ---       ---         -------      -----         -------
Balance at December 31, 1995       23,490,000     235       106       (91)          14,522        (98)         14,674
Foreign currency translation
  adjustment                           --         --        --        --             --          (24)            (24)
Amortization of deferred
  compensation                         --         --        --          5            --          --                5
Net income (unaudited)                 --         --        --        --              481        --              481
                                   ----------    ----       ---       ---         -------      -----         -------
Balance at March 31, 1996
  (unaudited)                      23,490,000    $235       $106     $(86)        $15,003      $(122)        $15,136
                                   ==========    ====       ====      ===         =======      =====         =======


                           See accompanying notes.

                                PEGASYSTEMS INC.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                   Three Months
                                                                                      Ended
                                                     Year Ended December 31,        March 31,
                                                    --------------------------   ----------------
                                                    1993      1994      1995      1995     1996
                                                    ------    ------    ------    -----   -------
                                                                                   (unaudited)
                                                                   (in thousands)
Operating activities
 Net income                                       $ 1,233   $ 2,193   $ 2,878   $  224    $  481
 Adjustments to reconcile net income to  net
  cash provided (used) by operating
   activities:
  Provision for deferred income taxes                 629       961     1,836      103       501
  Depreciation and amortization                     1,536     1,511     1,455      309       374
  Provision for doubtful accounts                     326       --        793     --        --
  Change in operating assets and liabilities:
   Decrease (increase) in trade and
     installment accounts receivable               (2,149)   (3,988)   (5,638)     722     1,223
   Decrease (increase) in prepaid expenses
     and other assets                                (121)      (16)     (221)     (41)       83
   Decrease (increase) in inventory                  (215)      215      --       --        --
   Increase (decrease) in accounts payable
     and accrued expenses                               8       971      (244)    (623)     (777)
   Increase (decrease) in deferred revenue            333      (336)      (25)     416       689
                                                  -------   -------   -------   ------    ------
     Net cash provided by operating
       activities                                   1,580     1,511       834    1,110     2,574
Investing activities
   Purchase of equipment and improvements            (888)   (1,131)   (1,423)    (370)     (221)
  Software development costs                       (1,060)     (297)     --       --        --
                                                  -------   -------   -------   ------    ------
     Net cash used in investing activities         (1,948)   (1,428)   (1,423)    (370)     (221)
Financing activities
 Repayment of note payable to shareholder            --        (180)      (50)    --        --
 Proceeds from issuance of long-term debt             710       380     1,345     --        --
 Repayments of long-term debt                        (243)     (263)     (575)     (95)     (196)
 Exercise of stock options                           --          23      --       --        --
                                                  -------   -------   -------   ------    ------
 Net cash provided (used) by financing
   activities                                         467       (40)      720      (95)     (196)
 Effect of exchange rate on cash                     --         (22)      (76)      (5)      (24)
                                                  -------   -------   -------   ------    ------
 Net increase in cash                                  99        21        55      640     2,133
 Cash and equivalents at beginning of year            336       435       456      456       511
                                                  -------   -------   -------   ------    ------
 Cash and equivalents at end of period            $   435   $   456   $   511   $1,096    $2,644
                                                  =======   =======   =======   ======    ======
Supplemental Disclosure of Cash Flow
  Information:
 Cash paid during period:
  Interest                                        $    32   $    56   $   119   $   18    $   39
                                                  =======   =======   =======   ======    ======
  Income taxes                                    $   553   $   135   $   315   $   92    $   13
                                                  =======   =======   =======   ======    ======



                           See accompanying notes.

                                PEGASYSTEMS INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

Business

   Pegasystems Inc. (the Company) was incorporated on April 21, 1983, and develops customer service management software used by large, transaction-intensive organizations to automate and manage their customer interactions. Customers of the Company include large banks and credit card processors and mutual fund companies. The Company also offers consulting, training and maintenance and support services to facilitate the installation and use of its solutions.

   The environment of rapid technological change and intense competition which is characteristic of the software development industry results in frequent new products and evolving industry standards. The Company's continued success depends upon its ability to enhance current products and develop new products on a timely basis which keep pace with the changes in technology and competitors' innovations.

   International revenue is subject to various risks including imposition of government controls, export license requirements, political and economic conditions and instability, trade restrictions, currency fluctuations, changes in taxes, difficulties in staffing and managing international operations, and high local wage scales and other operating costs and expenses.

Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Pegasystems Limited. All intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation

   The translation of assets and liabilities of the Company's foreign subsidiary is made at year-end rates of exchange, while revenue and expense accounts are recorded at the average rates of exchange. The resulting translation adjustments are excluded from net income and are charged or credited to "Cumulative foreign currency translation adjustment" included as part of stockholder's equity. Realized and unrealized exchange gains or losses from transaction adjustments are reflected in operations and are not material.

Revenue Recognition

   The Company recognizes revenue in accordance with Statement of Position 91-1, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants. Specifically, revenue from software licenses is recognized upon product acceptance pursuant to noncancelable license agreements, and is based on management's assessment that the collectibility risk on the long-term license installments is low. Upon acceptance, the Company has no significant vendor obligations. The Company accrues the estimated cost of warranty and product returns in the period in which product revenue is recognized; historically these amounts have not been material. In the case of license renewals, revenue is recognized upon execution of the renewal license agreement or if, as is generally the case, renewal is automatic unless the customer gives notice of termination, at the expiration of the period during which the customer has the right to terminate. Maintenance fees are recognized ratably over the term of the maintenance agreement. The Company recognizes implementation as well as consulting and training fees as the services are provided.

   Software license revenue represents the present value of future payments under noncancelable license agreements which provide for payment in installments typically over a five-year period. A portion of the revenue from each agreement is recognized as interest income over the term of the agreement.

                                PEGASYSTEMS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                              December 31, 1995

1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

The discount rate in effect for 1993, 1994, 1995 and for the three months ended March 31, 1996 was 7%. The trade and installment accounts receivable recorded on the balance sheet are net of $3,477,000, $3,937,000 and $3,887,000 as of December 31, 1994 and 1995, and March 31, 1996,
respectively, which represents the imputed interest portion of future payments due under the Company's license agreements. Deferred revenue represents payments from customers, primarily for maintenance services, which are recognized as revenue as the related services are performed.

Cash and Cash Equivalents

   Cash and cash equivalents are stated at cost, which approximates market, and consist of short-term, highly liquid investments with original maturities of less than three months.

Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable and long-term license installments. The Company records long-term license installments in accordance with its revenue recognition policy which results in receivables from customers, primarily large financial service organizations with strong credit ratings.

Interim Financial Statements

   The consolidated balance sheet at March 31, 1996, the consolidated statements of income and consolidated statements of cash flows for the three months ended March 31, 1995 and 1996 and the consolidated statement of stockholders' equity for the three months ended March 31, 1996 are unaudited, but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for the entire year.

Equipment and Improvements

   Equipment and improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which are three years for equipment and five years for furniture and fixtures. Leasehold improvements are amortized over the life of the lease.

Software Development Costs

   In compliance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, certain software development costs are capitalized in the accompanying consolidated balance sheets. Capitalization of software development costs begins upon the establishment of technological feasibility, defined by the Company as a working model or an operative version of the computer software product that is completed in the same language and is capable of running on all of the platforms as the product to be ultimately marketed. During 1994, the Company capitalized $297,000 of software costs. No costs were capitalized during 1995 or the three months ended March 31, 1996.

   Amortization of capitalized software development cost is included in costs of software license revenue and is provided on a straight-line basis of two years, which approximates the estimated useful life of the software as it relates to the Company's sales. The straight line amortization is not materially different from the amortization computed using the current period revenues as a percent of total expected product revenues. Total amortization expense charged to operations was $1,242,000, $1,075,000, $635,000 and $118,000 during 1993, 1994 and 1995 and the three months ended March 31, 1996, respectively.

                                PEGASYSTEMS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                              December 31, 1995

1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Income Per Share

   Net income per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during each period, assuming the exercise of stock options into common stock under the treasury stock method. Stock issued after May 14, 1995 and common stock issuable pursuant to stock options granted after May 14, 1995 have been reflected as outstanding for all of 1993, 1994 and 1995, using the treasury stock method. Fully diluted earnings per common share are not presented as they are not materially different from primary earnings per common share. Dilutive common equivalent shares consist of stock options (using the treasury stock method and using the assumed initial public offering price). Net income per share also reflects a fifteen- for-one stock split effective December 9, 1994, and a three-for-one stock split effective on the effective date of the Form S-1 registration statement.

Stock Options

   The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the estimated fair market value of the shares at the date of the grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees," and intends to continue to do so. Accordingly, the Company recognizes no compensation expense for stock option grants.

Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Some of the areas where estimates are utilized included allowance for bad debts, capitalized software, income taxes, revenue and various accrued expenses. Actual results could differ from those estimates.

2. EQUIPMENT AND IMPROVEMENTS

   The cost and accumulated depreciation of equipment and improvements consist of the following:

                                     December 31,
                                   -----------------
                                    (in thousands)
                                    1994      1995
                                    -----   --------
Equipment                         $1,435    $ 2,186
Furniture and fixtures               630        863
Leasehold improvements               202        434
                                  ------    -------
                                   2,267      3,483
Less accumulated depreciation       (703)    (1,311)
                                  ------    -------
Equipment and improvements, net   $1,564    $ 2,172
                                  ======    =======

                                PEGASYSTEMS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                              December 31, 1995

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                      December 31,
                                     ---------------
                                     (in thousands)
                                      1994     1995
                                     -----    ------
Trade accounts payable              $  744    $  557
Employee compensation and
  benefits                             508       568
Accrued income taxes                   253       --
Other                                  486       622
                                    ------    ------
                                    $1,991    $1,747
                                    ======    ======

4. DEBT AND OTHER FINANCIAL INSTRUMENTS

   Long-term debt consists of the following:

                                                             December 31,
                                                             -------------
                                                                  (in
                                                              thousands)
                                                            1994     1995
                                                            ----     ----
Note payable to bank, with monthly payments of $3,750
  plus interest through December 15, 1995                   $ 45      --
Note payable to bank, with monthly payments of $17,222
  plus interest through December 1, 1996                     413    $  207
Note payable to bank, with monthly payments of $10,556
  plus interest through December 1, 1997                     370       243
Note payable to bank, with monthly payments of $32,778
  plus interest through June 28, 1998                        --        983
Note payable to bank, with monthly payments of $4,583
  plus interest through December 28, 1998                    --        165
                                                            ----    ------
                                                             828     1,598
Less current portion                                         378       782
                                                            ----    ------
                                                            $450    $  816
                                                            ====    ======

   The notes bear interest at the bank's prime rate (6% at December 31, 1993 and 8.5% at December 31, 1994 and 1995) plus 1/2%. The notes are secured by all computer equipment and furniture and fixtures of the Company. Maturities of these notes are $782,000 in 1996, $564,000 in 1997 and $252,000 in 1998.

   The Company has a line of credit with a bank allowing for borrowings up to $2,500,000 at the prime rate. The line expires June 1, 1996. The Company had no drawings against the line of credit at December 31, 1995 and 1994. Borrowings are subject to various covenants which call for a specified level of working capital and net worth, maintenance of certain financial ratios and restrictions on the payments of dividends.

   The Company had a note payable of $50,000 to the president at December 31, 1994, which was repaid in full during 1995. The interest rate on the note was 8.5% in 1994 and 1995.

                                PEGASYSTEMS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                              December 31, 1995

4. DEBT AND OTHER FINANCIAL INSTRUMENTS (Continued)

   Financial instruments outstanding at December 31, 1995 are as follows:

                              Carrying     Fair
                               Amount     Value
                               -------   --------
                                (in thousands)
Assets
 Cash and cash equivalents     $  511     $  511
Liabilities
 Notes payable to bank        ($1,598)   ($1,598)


   The fair value of the long-term debt approximates the carrying amount due to the variable interest rate of the debt.

5. EMPLOYEE BENEFIT PLANS

Stock Option Plan

   The Company adopted an incentive stock option plan effective July 29, 1983 (the 1983 Plan). Key employees, as selected by the Board of Directors of the Company, were granted options to purchase the Company's common stock at a price, which in the Board of Directors' opinion, reflected fair value on the date of the grant. The 1983 plan expired in 1993. At December 31, 1995, no options issued under this plan were outstanding.

Long-Term Incentive Plan

   During the year ended December 31, 1994, the Company adopted a Long-Term Incentive Plan (the 1994 Plan) to provide incentives to employees, directors and consultants through opportunities to purchase stock through incentive stock options and through options which do not qualify as incentive stock options.

   In addition to options, eligible participants under the 1994 Plan may be granted stock appreciation rights, restricted stock and long-term performance awards. A maximum of 2,400,000 shares are reserved for issuance under the plan. Shares equal to 2% of the outstanding shares at the start of each fiscal year shall be reserved for granting of replacement options; however, this may not cause the maximum shareholder dilution caused by the Plan to exceed the 2,400,000 shares of stock reserved for issuance under the plan.

   The option price per share is to be determined at the date of grant. For incentive stock options, the option price may not be less than 100% of the fair market value of the Company's common stock at the grant date. Incentive stock options granted to a person having greater than 10% of the voting power of all classes of stock must have an exercise price of at least 110% of fair market value of the Company's common stock.

                                PEGASYSTEMS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                              December 31, 1995

5. EMPLOYEE BENEFIT PLANS (Continued)

   Stock option activity is summarized as follows:

                                                                                    March 31,
                                                     December 31,                     1996
                                           1993          1994          1995        (unaudited)
                                         ----------    ----------    ----------   -------------
Outstanding options at beginning of
  period                                1,494,000     1,269,000     1,671,750       1,924,500
 Granted                                    --        1,635,750       335,250          24,000
 Exercised                               (117,000)     (873,000)       --              --
 Canceled                                (108,000)     (360,000)      (82,500)        (25,500)
                                       ----------    ----------    ----------      ----------
Outstanding at end of period            1,269,000     1,671,750     1,924,500       1,923,000
                                       ==========    ==========    ==========      ==========
Price range of outstanding options      $.01-$.69     $.33-$.69     $.33-$.39      $.33-$6.00
                                       ==========    ==========    ==========      ==========
Exercisable at end of period            1,216,125       396,000       605,850         600,750
                                       ==========    ==========    ==========      ==========
Available for grant at end of period        --          764,250       475,500         477,000
                                       ==========    ==========    ==========      ==========


   In December 1995, the Company granted options to purchase 335,250 shares of Common Stock at an exercise price of $.39 per share. The Company recorded an increase to additional paid-in-capital and a corresponding charge to deferred compensation in the amount of $90,518 to recognize the aggregate difference between the deemed fair value for accounting purposes of the stock options at the date of grant and the exercise price. The deferred compensation will be amortized over the option vesting period of five years.


6. LEASES

   The Company leases certain equipment and office space under noncancelable operating leases. Future minimum rental payments required under the operating leases with noncancelable terms in excess of one year at December 31, 1995 are as follows:

Year ended December 31,        (in thousands)
1996                               $1,016
1997                                1,090
1998                                1,090
1999                                  579
                                   ------
    Total                          $3,775
                                   ======

   Total rent expense under operating leases was approximately $800,000, $863,000, and $1,100,000 for the years ended December 31, 1993, 1994 and
1995, respectively.

7. INCOME TAXES

   Income before income taxes consists of the following:

              1993     1994     1995
              ----     ----     ----
                  (in thousands)
Domestic    $2,093   $3,512    $4,318
Foreign          0      146       323
            ------   ------    ------
Total       $2,093   $3,658    $4,641
            ======   ======    ======

                                PEGASYSTEMS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                              December 31, 1995

7. INCOME TAXES (Continued)

   The provision (benefit) for income taxes for the years ended December 31, 1993, 1994 and 1995 consisted of the following:

                    1993     1994     1995
                    ----     ----     ----
                         (in thousands)
Current:
 Federal            $180   $  297    $ (107)
 State                51      176       (39)
 Foreign             --        31        73
                    ----   ------     -----
   Total current     231      504       (73)
Deferred:
 Federal             449      691     1,563
 State               180      270       273
                    ----   ------    ------
   Total deferred    629      961     1,836
                    ----   ------    ------
                    $860   $1,465    $1,763
                    ====   ======    ======

   The effective income tax rate differed from the statutory federal income tax rate due to:

                                              1993    1994     1995
                                              ----    ----     ----
Statutory federal income tax rate             34.0%   34.0%    34.0%
State income taxes, net of federal benefit     7.3     7.3      5.8
Permanent differences                          1.5     2.0      0.7
Tax credits                                   (1.7)   (3.3)    (2.5)
                                              ----    ----     ----
   Effective income tax rate                  41.1%   40.0%    38.0%
                                              ====    ====     ====

   At December 31, 1993, 1994 and 1995, the Company had research and development credit carryforwards of approximately $495,000, $421,000 and $440,000, respectively, available to offset future federal taxable income. These carryforward amounts generally expire from 2004 to 2008. In addition, as of December 31, 1993, 1994 and 1995, the Company had available alternative minimum tax (AMT) credit carryforwards of approximately $194,000. The carryforward period for the AMT credit is unlimited.

   Deferred income taxes at December 31, 1994 and 1995 reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1994 and 1995 are as follows:

                                PEGASYSTEMS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                              December 31, 1995

7. INCOME TAXES (Continued)

                                        December 31,
                                      1994       1995
                                      ----       ----
                                       (in thousands)
Deferred tax liabilities:
 Software revenue                   $(6,924)    $(9,303)
 Capitalized software                  (501)       (213)
 Depreciation                          --          (142)
 Other                                 --           (41)
                                     ------      -------
   Total deferred tax
  liabilities                        (7,425)     (9,699)
Deferred tax assets:
 Deferred state taxes                   590         729
 License fees                           119         119
 Vacation accrual                        64         109
 Other                                  133         274
 Tax credits                            612         725
                                    -------     -------
   Total deferred tax assets          1,518       1,956
                                    -------     -------
   Net deferred tax liabilities      (5,907)     (7,743)
   Less current portion              (1,976)     (2,796)
                                    -------     -------
                                    $(3,931)    $(4,947)
                                    =======     =======

8. SIGNIFICANT CUSTOMERS

   During 1993 the Company had two customers that accounted for 12.9% and 12.3%, respectively, of the Company's consolidated revenue. In 1994 one customer accounted for 16.8% of the Company's consolidated revenue. This customer also accounted for 12.6% of the Company's 1995 consolidated revenue. Additionally, in 1995 two other customers accounted for 16.2% and 14.9%, respectively, of the Company's consolidated revenue.

9. INTERNATIONAL OPERATIONS

   The Company's export sales from the United States are as follows:

                   1993     1994     1995
                   ----     ----     ----
                       (in thousands)
United Kingdom   $  488   $1,515    $1,343
Ireland               0    1,288       355
Canada               58    1,008       114
Switzerland         469       49       125
France                0       25       297
Other                 0       47       100
                 ------   ------    ------
Total            $1,015   $3,932    $2,334
                 ======   ======    ======

10. RECAPITALIZATION AND STOCK SPLIT

   During the year ended December 31, 1994, the Company increased the number of shares authorized from 600,000 shares of $.01 par value common stock to 9 million shares of $.01 par value common stock.

   On December 9, 1994, the Company's Board of Directors declared a fifteen-for-one split of shares of $.01 par value common stock effected in the form of a dividend. This dividend resulted in 7,830,000

                                PEGASYSTEMS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                              December 31, 1995

10. RECAPITALIZATION AND STOCK SPLIT (Continued)

shares of common stock being issued and outstanding after the split. The par value of the additional shares of common stock issued in connection with the stock split was credited to common stock and a like amount was charged to additional paid-in capital to the extent available, and the remainder to retained earnings.


   The Company's Board of Directors has approved an increase in the number of shares of common stock authorized from 9 million to 45 million shares and a three-for-one stock split in the form of a stock dividend effective on July 10, 1996.


   The financial statements give effect to both stock splits for all periods presented.

   Upon filing of the Restated Articles, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifying limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemptions (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any shares or designations of such series.

11. SUBSEQUENT EVENTS

   1996 Non-Employee Director Stock Option Plan The 1996 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors on May 13, 1996. The Director Plan provides for the grant of options for the purchase of up to 250,000 shares of common stock of the Company. To date, no options have been granted under the Director Plan.

   The Director Plan is administered by the Compensation Committee and provides that each person who becomes a director of the Company after May 13, 1996 and who is not also an employee of the Company will receive upon his initial election to the Board of Directors, an option to purchase 30,000 shares of common stock vesting in equal annual installments over five years. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the common stock as of the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable, only to the extent vested, within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while he or she is serving as a director of the Company, the option is exercisable until the earlier of the scheduled expiration date of the option or one year from the date of death or disability).

   1996 Employee Stock Purchase Plan The 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors on May 13, 1996. An aggregate of 500,000 shares of common stock are reserved for issuance pursuant to this plan.

   The Stock Purchase Plan is administered by the Compensation Committee. All employees of the Company whose customary employment is in excess of 20 hours per week and more than five months per year, other than those employees who own 5% or more of the stock of the Company, are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan will be implemented by one or more offerings of such duration as the Compensation Committee may determine, provided that no offering period may be longer than 27 months. An eligible employee participating in an offering will be able to purchase common stock at a price equal to the lesser of: (i) 85% of its fair market value on the date the right was granted, or (ii) 85% of its fair market value on the date the right was exercised. Payment for common stock purchased under the Stock Purchase Plan will be through regular payroll deduction or lump sum cash payment, or both, as determined by the Compensation Committee. The maximum value of common stock an employee may purchase during an offering period is 10% of the employee's base salary

                                PEGASYSTEMS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                              December 31, 1995

11. SUBSEQUENT EVENTS (Continued)

during such period, calculated on the basis of the employee's compensation rate on the date the employee elects to participate in that offering.

   To date, there have been no offerings under the Stock Purchase Plan and no shares of common stock have been issued thereunder.

   Line of Credit The Company's bank line of credit was increased to $5 million and extended until June 30, 1997.

   1994 Long Term Incentive Plan On May 13, 1996, the Company approved an increase in the number of shares issuable under the 1994 Long-Term Incentive Plan from 2,400,000 to 5,000,000.

                                  UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Cowen & Company and Montgomery Securities are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                Number of
                                                Shares of
                                                  Common
Underwriter                                       Stock
- -----------                                     ---------
Goldman, Sachs & Co.
Cowen & Company
Montgomery Securities










                                                ---------
Total                                           3,400,000
                                                =========

   Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

   The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $      per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $      per share
to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

   The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 510,000 additional shares of Common Stock to cover over- allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,400,000 shares of Common Stock offered.

   The Company and the Selling Stockholders have agreed that, subject to certain exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or of any other securities of the Company (other than pursuant to stock plans existing on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the offering.

   The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered hereby.

Prior to the offering, there has been no public market for the shares of Common Stock. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of business potential and earnings prospects for the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

Picture of Pegasus, the winged horse of mythology, flying out of a computer terminal screen, against a background of stars.

Service Excellence
Through Automation

================================================================================

  No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                -------------

                              TABLE OF CONTENTS

                                                 Page
                                               --------
Prospectus Summary                                 3
Risk Factors                                       5
Use of Proceeds                                   12
Dividend Policy                                   12
Capitalization                                    13
Dilution                                          14
Selected Consolidated Financial Data              15
Management's Discussion and Analysis of Fi-
  nancial Condition and Results of Operations     16
Business                                          25
Management                                        36
Certain Transactions                              42
Principal and Selling Stockholders                43
Description of Capital Stock                      44
Shares Eligible for Future Sale                   46
Legal Matters                                     47
Experts                                           47
Additional Information                            47
Index to Consolidated Financial Statements       F-1
Underwriting                                     U-1

  Through and including       , 1996 (the 25th day after the date of this
Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                               3,400,000 Shares

                               PEGASYSTEMS INC.

                                 Common Stock
                          (par value $.01 per share)

                                -------------

                           [Pegasystems Inc. Logo]
                                -------------

                             Goldman, Sachs & Co.

                               Cowen & Company

                            Montgomery Securities


                     Representatives of the Underwriters

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offer hereby are as follows:

 SEC registration fee                                $ 18,876
NASD filing fee                                         5,974
Nasdaq National Market listing fee                     50,000
Printing and engraving expenses                       100,000
Legal fees and expenses                               200,000
Accounting fees and expenses                          150,000
Blue Sky fees and expenses (including legal fees)      18,000
Transfer agent and registrar fees and expenses         10,000
Miscellaneous                                          47,150
                                                     --------
Total                                                $600,000
                                                     ========

   The Registrant will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Restated Articles of Organization, the Registrant has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, the Restated Articles of Organization provide that the Registrant shall indemnify directors and officers of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers or by reason of their agreeing to serve, at the request of the Registrant, as a director or officer with another organization. Under this provision, a director or officer of the Registrant shall be indemnified by the Registrant for all costs and expenses (including attorneys' fees), judgments, liabilities and amounts paid in settlement of such proceedings, even if he is not successful on the merits, if he acted in good faith in the reasonable belief that his action was in the best interests of the Registrant. The Board of Directors may authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by any such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Article VI of the Registrant's Restated Articles of Organization eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except for liability (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) for authorization of illegal dividends or redemptions, or (iv) for any transaction in which a director derived an improper personal benefit.

   Section 8 of the Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify the Company, directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

   The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this registration statement, the Company has issued the below-listed securities that were not registered under the Securities Act. The numbers below have been adjusted to give effect to (i) the 15-for-1 split of the Registrant's Common Stock, in the form of a dividend, which became effective on December 9, 1994 and (ii) the 3-for-1 split of the Registrant's Common Stock, in the form of a dividend, to be effective immediately prior to this offering.

   Between December 1993 and May 13, 1996, the Registrant issued an aggregate of 990,000 shares of Common Stock upon the exercise of options, at a weighted average exercise price of approximately $0.03 per share, to certain officers and employees of the Registrant for total consideration of $24,800.

   In addition, the Registrant will issue an aggregate of 100,800 shares of Common Stock upon the exercise of options at an exercise price of approximately $0.33 per share, immediately prior to the closing of this offering, to certain officers of the Registrant for total consideration of $32,928.

   Since December 1994, the Registrant has issued options to certain officers, directors and employees of the Registrant to purchase an aggregate of 2,409,000 shares of Common Stock under the Registrant's 1994 Long-Term Incentive Plan at a weighted average exercise price of approximately $2.60 per share.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:



Exhibit
No.           Description
- ----------    -----------
1.1.*         Form of Underwriting Agreement.
3.1.*         Articles of Organization of the Registrant, as amended.
3.2.*         By-Laws of the Registrant.
3.3.*         Restated Articles of Organization of the Registrant, effective July 10, 1996.
3.4.*         Form of Restated By-Laws of the Registrant, to be effective upon the effectiveness of the offering.
4.1.*         Specimen certificate representing the Common Stock.
5.1.*         Opinion of Choate, Hall & Stewart with respect to the legality of the securities of the
               Registrant being registered.
10.1.*        Amended and Restated 1994 Long-Term Incentive Plan.
10.2.*        1996 Non-Employee Director Stock Option Plan.
10.3.*        1996 Employee Stock Purchase Plan.
10.4.*        Loan Agreement dated as of December 16, 1993 between the Registrant and Fleet Bank of
               Massachusetts, N.A.
10.5.*        Loan Modification Agreement dated as of May 5, 1995 between the Registrant and Fleet Bank of Massachusetts, N.A.
10.6.*        Second Loan Modification Agreement between the Registrant and Fleet National Bank
               (successor by merger to Fleet Bank of Massachusetts, N.A.).
10.7.*        Promissory Note in the amount of $620,000.00 dated December 16, 1993 made by the
               Registrant to the order of Fleet Bank of Massachusetts, N.A.
10.8.*        Promissory Note in the amount of $380,000.00 dated November 17, 1994 made by the
               Registrant to the order of Fleet Bank of Massachusetts, N.A.
10.9.*        Promissory Note in the amount of $1,180,000.00 dated June 28, 1995 made by the Registrant to the order of Fleet Bank of Massachusetts, N.A.

                                     II-2

Exhibit
No.           Description
- ----------    -----------
10.10.*       Promissory Note in the amount of $165,000.00 dated December 28, 1995 made by the
               Registrant to the order of Fleet Bank of Massachusetts, N.A.
10.11.*       Promissory Note in the amount of $5,000,000 made by the Registrant to the order of Fleet
               National Bank.
10.12.*       Security Agreement dated as of December 16, 1993 between the Registrant and Fleet Bank of
               Massachusetts, N.A.
10.13.*       Lease Agreement dated February 26, 1993 between the Registrant and Riverside Office Park
               Joint Venture.
10.14.*       Amendment Number 1 to Lease Agreement dated August 7, 1994 between the Registrant and
               Riverside Office Park Joint Venture.
21.1.*        Subsidiaries of the Registrant.
23.1.         Consent of Ernst & Young LLP.
23.2.*        Consent of Choate, Hall & Stewart (included in Exhibit 5.1).
23.3*         Consent of Edward B. Roberts.
23.4*         Consent of Leonard A. Schlesinger.
23.5*         Consent of Thomas E. Swithenbank.
23.6.*        Consent of the Aberdeen Group, Inc.
24.1.*        Powers of Attorney.
27.1.*        Financial Data Schedule.
99.1*         Valuation and Qualifying Accounts of the Registrant.



- -------------

*Previously filed.

   (b) Financial Statement Schedules:

   Schedule II--Valuation and Qualifying Accounts

   All other schedules are omitted because they are not applicable, not required under the instructions, or all of the information required is set forth in the financial statements or notes thereto.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes (1) to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on July 17, 1996.




                                              PEGASYSTEMS INC.


                                              By     /s/ Alan Trefler
                                                -------------------------------
                                                     Alan Trefler
                                                     President



                       POWER OF ATTORNEY AND SIGNATURES

   We, the undersigned officers and directors of Pegasystems Inc., hereby severally constitute and appoint Alan Trefler, Ira Vishner and Robert V. Jahrling III, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement and any related subsequent registration statement pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Pegasystems Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.



   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 has been signed below by the following persons in the capacities and on the dates indicated.





        Signature                           Title(s)                        Date
        ---------                           --------                        ----

/s/ Alan Trefler
- -------------------------    President, Clerk and Director
Alan Trefler                 (Principal Executive Officer)             July 17, 1996


Ira Vishner*                 Vice President of Corporate Services,
- -------------------------    Treasurer and Director (Principal
Ira Vishner                  Financial and Accounting Officer)         July 17, 1996

Edward A. Maybury*
- -------------------------
Edward A. Maybury            Director                                  July 17, 1996

Edward B. Roberts*
- -------------------------
Edward B. Roberts            Director                                  July 17, 1996

- -------------------------
Leonard A. Schlesinger       Director

Thomas E. Swithenbank*
- -------------------------
Thomas E. Swithenbank        Director                                  July 17, 1996

*/s/ Alan Trefler
- -------------------------
Alan Trefler
Attorney-in-Fact




                                     II-4